EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ALION SCIENCE AND TECHNOLOGY CORPORATION,
a Delaware Corporation,

JOHN J. McMULLEN ASSOCIATES, INC.,
a New York Corporation,

MARSHALL & ILSLEY TRUST COMPANY N.A.
(as Successor in Interest to Marshall & Ilsley Trust Company of Arizona),
as Trustee to the
JOHN J. McMULLEN ASSOCIATES, INC. EMPLOYEE STOCK OWNERSHIP TRUST

and

P. THOMAS DIAMANT,

ANTHONY SERRO,

and

DAVID HANAFOURDE

April 1, 2005

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this 1st day of April, 2005, by and among (i) Alion Science and Technology Corporation, a Delaware corporation (“Buyer”), (ii) John J. McMullen Associates, Inc., a New York corporation (“JJMA”), (iii) Marshall & Ilsley Trust Company N.A. (as successor in interest to Marshall & Ilsley Trust Company of Arizona), not in its corporate capacity, but solely as trustee (the “Seller Trustee”) of the John J. McMullen Associates, Inc. Employee Stock Ownership Trust (“Seller”), and (iv) P. Thomas Diamant, Anthony Serro and David Hanafourde (the “SAR/Option Holders”).

RECITALS

WHEREAS, Seller owns 1,084,545.68 shares (the “Seller Owned Shares”) of common stock of JJMA, $0.01 par value per share (the “JJMA Common Stock”), which constitute all of the presently issued and outstanding capital stock of JJMA;

WHEREAS, the holders of Stock Options have the vested right to acquire, in the aggregate, 140,000 shares (the “Option Exercise Shares”) of JJMA Common Stock;

WHEREAS, Buyer, Seller, and the holders of Stock Options desire to effect a transaction, in accordance with the terms of this Agreement, as a result of which the holders of Stock Options will exercise their vested Stock Options, and the Seller Owned Shares and the Option Exercise Shares (collectively, the “JJMA Shares”) shall be sold by Seller and the holders of Stock Options to Buyer on the terms and conditions set forth in this Agreement (the “Transaction”).

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Actual Net Working Capital” has the meaning set forth in Section 2.08(d).

“Actual Supplemental Amount” has the meaning set forth in Section 2.08(e).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including without limitation costs of investigation and defense and reasonable attorneys’ fees), amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, expenses and fees, whether or not involving a third-party claim. Adverse Consequences shall include any amount, directly and proximately caused by a Breach, by which (i) the aggregate fair market value of the JJMA Shares as of the Closing Date, taking into account such Breach, was less than the JJMA Shares Fair Market Value, determined without taking account of such Breach, multiplied by the number of JJMA Shares (provided, any such difference in value shall be measured using the same principles and methodology used to determine the JJMA Shares Fair Market Value), or (ii) the aggregate fair market value of the Buyer Shares as of the Closing Date, taking into account such Breach, would have been less than the Buyer Shares Fair Market Value, determined without taking account of such Breach, multiplied by the number of Buyer Shares (provided, any such difference in value shall be measured using the same principles and methodology used to determine the Buyer Shares Fair Market Value).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, whether such common control be direct or indirect.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Contract” means any Contract (a) under which JJMA or Buyer, as the context indicates, has acquired any rights, (b) under which JJMA or Buyer, as the context indicates, has become subject to any obligation or liability, or (c) by which JJMA or Buyer, as the context indicates, or any of the Assets owned or used by it, is bound.

“Assets” means, with respect to any Person, all cash and cash equivalents, marketable securities and Personal Property or leasehold improvements owned by such Person, all Contracts, Leases and property warranties to which such Person is a party, all Governmental Authorizations held by such Person, all Intellectual Property Assets and all other assets of such Person.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach” means any inaccuracy in or any failure to perform or comply with a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Basket Exceptions” means the representations and warranties made by the Buyer in Section 4.02 (Authority; No Conflicts); Section 4.03 (Capitalization); and Section 4.04 (Brokers or Finders).

“Buyer Disclosure Schedules” means the schedules prepared by Buyer and attached hereto as Exhibit A.

“Buyer Facilities” means any real property, leaseholds, or other interests currently owned or operated by Buyer or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles) currently owned or operated by Buyer or any of its Subsidiaries.

“Buyer ESOT” means The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

“Buyer KSOP” has the meaning set forth in Section 2.07.

“Buyer Indemnitees” has the meaning set forth in Section 10.02(a).

“Buyer SEC Reports” has the meaning set forth in Section 4.11.

“Buyer Shares” has the meaning set forth in Section 2.02(a).

“Buyer Shares Fair Market Value” means the fair market value per share of the Buyer Shares as of the Closing Date determined based on the fair market value of Buyer on a going concern basis as of a date which is no more than five (5) business days prior to the Closing Date using the valuation as of such date performed by Houlihan, Lokey Howard & Zukin applying the methodology used by Houlihan, Lokey Howard & Zukin in its valuation of the Buyer as of March 16, 2005 presented in its report dated March 28, 2005.

“Cash” means, as of the applicable date of determination, the difference of (a) the aggregate amount of cash and cash equivalents held in the bank accounts, including money market accounts, of a Person minus (b) the aggregate balance of all outstanding checks written against such accounts; provided, however, that in no event shall the exercise price amounts paid by the Option Holders to JJMA for the Option Exercise Shares constitute Cash.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Purchase Price Certificate” has the meaning set forth in Section 2.04.

“Collateral Documents” means any documents, instruments or certificates to be executed and delivered by the Parties hereunder or thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 11.03.

“Consent” means any consent, approval, ratification, order, waiver, or other authorization or action of, any filing registration or declaration with, or notice to any Person, including any Governmental Authorization.

“Contemplated Transactions” means the Transaction and all of the other transactions contemplated by this Agreement, including the performance by the parties of their respective covenants and obligations under this Agreement.

“Contract” means any contract, agreement, bond, note, indenture, mortgage, debt instrument, grant, license (and all contracts, agreements, concerning Intellectual Property), franchise, lease, instrument or obligation or undertaking of any kind written or oral (including any amendments and other modifications thereto) that is legally binding on either of the parties to the Contract; provided, however, that such term shall not include any JJMA Plan as defined in Section 3.13 hereof or any Buyer Plan as defined in Section 4.07 hereof.

“Copyrights” has the meaning set forth in Section 3.21(a)(iv).

“Current Government Contract” means all Government Contracts for which work has been performed by JJMA, whether directly or indirectly through subcontractors, any time in the seven years immediately preceding the date hereof, unless such Government Contract has been closed out and final payment has been received by JJMA.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Deferred Payments” means the Diamant Deferred Payments and the Serro Deferred Payments.

“Designated Representations” has the meaning set forth in Section 10.02(b).

“Determination” has the meaning set forth in Section 2.08(c).

“Diamant Deferred Payments” has the meaning set forth in Section 2.10.

“Diamant Additional Payment” has the meaning set forth in Section 2.10.

“Distributable Amount” means the Supplemental Amount less the First ESOP Supplement.

“Effective Time” means 11:59 p.m. on the Closing Date.

“Employment Agreements” has the meaning set forth in Section 2.06(a)(ii).

“Encumbrance” means any charge, claim, option, pledge, security interest, right of first refusal, or restriction of any kind.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including any Hazardous Activity, any Hazardous Materials, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and/or for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law” means and includes any federal, state, or local law, statute, ordinance, code, rule, regulation, permit, agreement, order, or decree regulating or relating to protection of human health, safety or the environment, or regulating or imposing liability or standards of conduct concerning the use, storage, treatment, transportation, manufacture, refinement, handling, production, release or disposal of any Hazardous Materials, as now or at any time hereafter in effect, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Federal Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Federal Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Federal Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§ 401 et seq., analogous laws of the state or other jurisdiction in which the JJMA Facilities, or any other property or assets in which JJMA has or had an interest, are located, and all rules and regulations of the United States Environmental Protection Agency or any other federal or state agency having jurisdiction over the JJMA Facilities, as any of the foregoing have been or are hereafter amended from time to time.

“Equity Participants” means the Seller and the SAR/Option Holders.

“Equity Participant Indemnitees” has the meaning set forth in Section 10.03(a).

“Equity Participant Representative” means the person named as such in Section 11.16 of this Agreement.

“Equity Proportion” means, with respect to any Equity Participant, the percentage set forth next to such Equity Participant’s name on Exhibit B hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means the agreement among Buyer, the Equity Participant Representative, and Escrow Agent in substantially the form of Exhibit C hereto.

“Escrow Fund” has the meaning set forth in Section 2.09.

“ESOP Related Claim” has the meaning set forth in Section 10.02(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.08(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.08(a).

“Estimated Supplemental Amount” has the meaning set forth in Section 2.08(a).

“Estimate Certificate” has the meaning set forth in Section 2.08(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“First ESOP Supplement” means (A) the number of Seller Owned Shares multiplied by $70.00, less (B) $74,500,000, which equals $1,418,198.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Government Bid” means any offer made by JJMA prior to the Closing Date which, if accepted, would result in a Government Contract.

“Governmental Body” means any federal, state, local, municipal or foreign governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other dispute resolving panel or body.

“Government Contract” means any prime contract, subcontract (at any tier), teaming agreement or arrangement, joint venture, tasks under a basic ordering agreement that incorporates government contract regulations, pricing agreement, letter contract or other similar arrangement of any kind, between JJMA, on the one hand, and (a) any Governmental Body, (b) any prime contractor of a Governmental Body in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task (other than a task under a basic ordering agreement), purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hanafourde Holdback Amount” has the meaning set forth in Section 2.03(b).

“Hanafourde Non-Compete Payment” has the meaning set forth in Section 2.12.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the JJMA Facilities or Buyer Facilities, as applicable, or any part thereof.

“Hazardous Materials” means (i) any product, substance, chemical, element, compound, mixture, solution, materials or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on or expected to be on the JJMA Facilities, which is regulated, monitored, or subject to reporting by any Governmental Body; (ii) those substances within the definition of “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “hazardous chemicals,” “toxic chemicals,” “hazardous air pollutants,” “toxic substances,” “oil and hazardous substances,” “toxic pollutant or combination of pollutants,” or “hazardous chemical substances and mixtures” in any Environmental Law; (iii) those substances listed in the U.S. Department of Transportation Table (49 CFR 172.101) and amendments thereto) or by the EPA (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and (iv) any material, waste or substance which comprises, in whole or in part, includes, or is a by-product of: (a) petroleum (including crude oil or any fraction thereof which is not specifically listed or designated as a hazardous substance, and natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel), (b) asbestos, (c) polychlorinated biphenyls, (d) flammables or explosives, or (e) radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any date, (without duplication) with respect to any Person, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute trade payables) and shall also include, to the extent not otherwise included (a) any capital lease obligations determined in accordance with GAAP, (b) obligations of Persons other than such Person secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such Person, (c) all indebtedness of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (d) all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction, and (e) obligations under any currency or interest rate swap, hedge or similar protection device of any such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations referred to in clause (c) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided, however, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, (x) any trade payable arising from the purchase of goods or materials or for services obtained in the Ordinary Course of Business, (y) any salaries and related employment taxes accrued in the ordinary course of business, and (z) obligations relating to the letters of credit actually issued and existing on behalf of JJMA that are identified in Schedule 3.10(a) of the JJMA Disclosure Schedules shall not be deemed to be “Indebtedness” for purposes of this definition.

“Indemnified Party” has the meaning set forth in Section 10.05(a).

“Indemnifying Party” has the meaning set forth in Section 10.05(a).

“Independent Accounting Firm” shall mean Grant Thornton, LLP.

“Intellectual Property Assets” has the meaning set forth in Section 3.21.

“International Trade Laws and Regulations” means all federal, state, local and foreign statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, rulings, determinations and common law concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including but not limited to the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the anti-boycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“JJMA” has the meaning set forth in the Preamble.

“JJMA Accounts Receivable” has the meaning set forth in Section 3.08.

“JJMA Applications” has the meaning set forth in Section 3.21(a)(i).

“JJMA Common Stock” has the meaning set forth in the Recitals.

“JJMA Disclosure Schedules” means the schedules prepared by JJMA and attached hereto as Exhibit D.

“JJMA ESOP” means the John J. McMullen Associates, Inc. Employee Stock Ownership Plan.

“JJMA Facilities” means any real property, leaseholds, or other interests currently owned or operated by JJMA and any buildings, plants, structures, or equipment (including motor vehicles) currently owned or operated by JJMA.

“JJMA Financial Statements” has the meaning set forth in Section 3.04.

“JJMA 401(k) Plan” has the meaning set forth in Section 7.13(a)(i).

“JJMA Interim Financial Statements” has the meaning set forth in Section 3.04.

“JJMA Knowledgeable Employees” has the meaning set forth in the definition of Knowledge below.

“JJMA Marks” has the meaning set forth in Section 3.21(a)(i).

“JJMA Shares” has the meaning set forth in the Recitals.

“JJMA Share Equivalents” means the number of JJMA Shares plus 436,257, which equals 1,660,802.68.

“JJMA Trade Secrets” has the meaning set forth in Section 3.21(a)(ii).

“Joint Ventures” means Dynamic Power Technologies, L.L.C., a Pennsylvania limited liability company and Naval Systems Associates, L.L.C., a Maryland limited liability company.

“Knowledge” means (i) with respect to any individual, the actual knowledge after reasonable inquiry of such individual, (ii) with respect to any Person that is an entity (other than JJMA), the actual knowledge after reasonable inquiry of such Person’s officers and directors, and (iii) with respect to JJMA, the actual knowledge after reasonable inquiry of Thomas Diamant, Anthony Serro, David Hanafourde, Roland Riddick, Kenneth Siegman, Mark Oakes, Zvi Karni, Bruce Samuelson and Carlos Colon (the “JJMA Knowledgeable Employees”).

“Law” means any law, constitution, or federal, state, local or municipal statute, ordinance, rule, or regulation, code directive, writ, permit, license or court or administrative order.

“Leases” has the meaning set forth in Section 3.06(b).

“Marine Design Services” has the meaning set forth in Section 3.19(h).

“Material Adverse Effect” means, with respect to a Person, any event, fact, condition, change, circumstance or occurrence, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances or occurrences, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, prospects, liabilities, condition (financial or otherwise), operations, or results of operations of such Person and its Subsidiaries, taken as a whole, or does or would reasonably be expected to materially impair or delay the ability of such Person to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“Net Working Capital” means, with respect to any Person, the difference (whether positive or negative) of (a) the current assets of such Person minus (b) the current liabilities of such Person, in each case as determined in accordance with GAAP as applied by such Person; provided that, for purposes of this Agreement “current assets” shall exclude Cash (including without limitation the Supplemental Amount).

“Net Working Capital Ceiling” means $10,569,097.

“Net Working Capital Floor” means $7,046,065.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Option Exercise Shares” has the meaning set forth in the Recitals.

“Option Holder Base Amount” means, with respect to a particular Option Holder, the product of (A) the number of Option Exercise Shares held by such Option Holder and (B) $70.00.

“Option Holder Supplement” means, with respect to a particular Option Holder, the product of the Distributable Amount multiplied by the number of such Option Holder’s Option Exercise Shares, divided by the number of JJMA Share Equivalents.

“Option Holders” means the holders of the Vested Options.

“Option Payments” has the meaning set forth in Section 2.02(b).

“Order” means any award, decision, injunction, settlement, judgment, decree, ruling, subpoena, or verdict entered, issued, or rendered by any court, administrative agency or Governmental Body.

“Ordinary Course of Business” means, with respect to a Person, an action or actions consistent with the past practices of such Person and taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) certified articles or certificate of incorporation and the bylaws of a corporation certified by the corporate secretary of such corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

“Patents” has the meaning set forth in Section 3.21(a)(iii).

“Parties” means JJMA, Seller, Buyer and each of the SAR/Option Holders.

“Payment Adjustment Claim” has the meaning set forth in Section 10.02(b).

“Period 1 Buyer Claims” has the meaning set forth in Section 10.02(c).

“Period 2 Buyer Claims” has the meaning set forth in Section 10.02(c).

“Period 3 Buyer Claims” has the meaning set forth in Section 10.02(c).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by JJMA and used or useful in the conduct of JJMA’s business or the operations of JJMA’s business.

“Proceeding” means any action, interference, opposition arbitration, audit, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any court, administrative agency, statutory board or arbitrator.

“Purchase Payments” means the Seller Payment, the Option Payments and the SAR Termination Payments.

“Related Person” means, with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and

(c) any Person in which such individual or members of such individual’s Family hold, directly or indirectly (individually or in the aggregate) a Material Interest.

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is a parent or descendant of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Rights Termination Agreement” means a Rights Termination Agreement between JJMA and the SAR Holders substantially in the form of Exhibit E hereto.

“SAR” means stock appreciation rights granted by JJMA that are outstanding as of a particular date.

“SAR Holder Base Amount” means, with respect to the Vested SARs held by a particular SAR Holder, (i) the difference between (A) $70.00 minus (B) the applicable exercise price of such Vested SAR, multiplied by (ii) the number of Weighted SAR Shares allocated to such SAR Holder as set forth in Exhibit L.

“SAR Holder Supplement” means, with respect to each SAR Holder, the product of the Distributable Amount multiplied by the number of Weighted SAR Shares allocated to such SAR Holder as set forth in Exhibit L, divided by the number of JJMA Share Equivalents.

“SAR Holders” means the holders of the Vested SARs.

“SAR Shares” means the number of shares of JJMA Common Stock with respect to which appreciation rights of the Vested SARs are determined.

“SAR/Option Holders” has the meaning set forth in the Preamble.

“SAR Termination Payments” has the meaning set forth in Section 2.03(a).

“Second ESOP Supplement” means the product of the Distributable Amount multiplied by the number of Seller Owned Shares divided by the number of JJMA Share Equivalents.

“SEC” has the meaning set forth in Section 4.11.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” has the meaning set forth in the Preamble.

“Seller Basket Exceptions” means the representations and warranties made by the Equity Participants and JJMA in the third sentence of Section 3.01(a), Section 3.02 (Authority; No Conflict); Section 3.03 (Ownership); Section 3.05 (Brokers or Finders); Section 3.06(e) (Unobtained Lease Consents); Section 3.32 (Government Audits); and Section 3.36 (JJMA ESOP).

“Seller Owned Shares” has the meaning set forth in the Recitals.

“Seller Payment” means $74,500,000 plus the First ESOP Supplement, plus the Second ESOP Supplement.

“Seller Trustee” has the meaning set forth in the Preamble.

“Serro Additional Payment” has the meaning set forth in Section 2.11.

“Serro Deferred Payments” has the meaning set forth in Section 2.11.

“Software” has the meaning set forth in Section 3.21(a)(v).

“Stock Options” means options outstanding as of a particular date to purchase or otherwise acquire shares of JJMA Common Stock.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Supplemental Amount” means the amount of Cash held by JJMA as of the Closing Date, reduced by any amounts required to be paid by JJMA pursuant to Section 7.08 and 11.01 that have not been paid as of the Closing.

“Tax” means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC § 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, intangible property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other government tax or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return (including any information return), schedule, form, or other document or information filed with, or required to be filed with, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

“Threatened” means any demand or statement made or any notice given to a Person that could result in a claim, Proceeding or action being asserted, commenced, taken, or pursued in the future.

“Third Party Claim” has the meaning set forth in Section 10.05(a).

“Transaction” has the meaning set forth in the Recitals.

“Unobtained Lease Consent” has the meaning set forth in Section 3.06(e).

“Vested Option” means each Stock Option (or portion of a Stock Option) that, as of immediately prior to the Closing, is vested in accordance with its terms.

“Vested SAR” means each SAR (or portion of a SAR) that, as of immediately prior to the Closing, is vested in accordance with its terms.

“Weighted SAR Shares” means the number of Weighted SAR Shares allocated to each SAR Holder as set forth in Exhibit L.

ARTICLE 2

PURCHASE AND SALE OF STOCK; CLOSING

2.01 Sale and Purchase of Shares. Immediately prior to the Closing, the Option Holders shall exercise all their Vested Options and JJMA shall issue to them the Option Exercise Shares. Subject to the terms and conditions of this Agreement, at the Closing Seller and the Option Holders shall sell, assign, transfer and deliver to Buyer the JJMA Shares, and Buyer shall purchase the JJMA Shares from Seller and the Option Holders.

2.02 Payments to Seller and Option Holders.

(a)	At the Closing, Buyer shall (i) pay to Seller in cash by wire transfer an amount equal to the sum of (A) $37,250,000 and (B) the First ESOP Supplement, and (C) the Second ESOP Supplement, less the Escrow Fund and (ii) issue to Seller the number of shares of Buyer’s common stock, par value $0.01 per share, equal to the quotient obtained by dividing $37,250,000 by the Buyer Shares Fair Market Value, rounded down to the nearest whole number of shares (the “Buyer Shares”). Notwithstanding anything herein to the contrary, the cash amount payable by Buyer to Seller shall be subject to post-Closing adjustments as provided in Sections 2.08(d) and 2.08(e).

(b)	At the Closing, Buyer shall pay to each Option Holder, with respect to such Option Holder’s Option Exercise Shares, an amount in cash by wire transfer equal to the Option Holder Base Amount plus the Option Holder Supplement. The amount so calculated shall be referred to herein as an “Option Payment” and all such payments shall collectively be referred to as the “Option Payments.” Notwithstanding anything herein to the contrary, the aggregate amount of the Option Payments is subject to post-Closing adjustment as provided in Sections 2.08(d) and 2.08(e).

2.03 Cancellation and Payment for SARs

(a)	Upon the terms and subject to the conditions set forth herein and in the applicable Rights Termination Agreement, each SAR that is outstanding immediately prior to the Closing shall terminate effective as of the Closing. Upon such termination and subject to each SAR Holder having first executed and delivered to JJMA a Rights Termination Agreement, the Buyer shall pay to the holder of each Vested SAR, on behalf of JJMA, with respect to each Vested SAR held by such holder, the SAR Holder Base Amount plus the SAR Holder Supplement The amount so calculated shall be referred to herein as a “SAR Termination Payment,” and all such payments shall be collectively referred to as the “SAR Termination Payments.” Notwithstanding anything herein to the contrary, the aggregate amount of the SAR Termination Payments is subject to adjustment in accordance with Sections 2.08(d) and 2.08(e).

(b)	The Buyer shall pay the SAR Termination Payments for David Hanafourde in cash by wire transfer to David Hanafourde at the Closing, less the amount of $600,000 (the “Hanafourde Holdback Amount”). Subject to the Buyer’s indemnity and set-off rights set forth in Section 10.02 hereof, the Buyer shall pay the Hanafourde Holdback Amount to David Hanafourde as follows: (i) $200,000 on the first anniversary of the Closing Date, (ii) $300,000 on the second anniversary of the Closing Date and $100,000 on the third anniversary of the Closing Date. The Buyer shall pay simple interest to David Hanafourde on the Hanafourde Holdback amount at the same annual short-term interest rate that Buyer receives on its invested funds on the Closing Date.

(c)	The Buyer shall pay the SAR Termination Payments for P. Thomas Diamant and Anthony Serro in cash by wire transfer as follows (i) at the Closing to each of them an amount equal to his respective SAR Termination Payments calculated under 2.03(a) above, less $2,500,000, and (ii) subject to the Buyer’s indemnity and set-off rights set forth in Section 10.02 hereof, Buyer shall pay to each of P. Thomas Diamant and Anthony Serro the following: (i) $2,000,000 eighteen (18) months from the Closing Date, (ii) $300,000 on the second anniversary of the Closing Date, and (iii) $200,000 on the third anniversary of the Closing Date. From the 18 (eighteen) month anniversary of the Closing Date, Buyer shall pay simple interest to each of P. Thomas Diamant and Anthony Serro on the SAR Termination Payments that have not been paid to them by such date at the same annual short-term interest rate that Buyer receives on its invested funds on the 18 (eighteen) month anniversary of the Closing Date.

2.04 Closing Purchase Price Certificate. No later than two (2) business days prior to the Closing Date, Buyer shall deliver to the Equity Participants a certificate (the “Closing Purchase Price Certificate”) setting forth (i) the Buyer’s calculation in accordance with this Agreement of the payments to be made to the Equity Participants pursuant to Sections 2.02 and 2.03, including without limitation the Supplemental Amount, the Distributable Amount, the First ESOP Supplement, the Second ESOP Supplement, the Option Holder Supplement, the SAR Holder Supplement, the Seller Payment, the Option Payments and the SAR Termination Payments, and showing for each Equity Participant the applicable payments to be made to them at Closing pursuant to Sections 2.02 and 2.03 and (ii) the other payments to be made in connection with the Closing, and (iii) wire transfer instructions provided by each applicable party receiving payments at Closing. In the event that any Equity Participant disputes any of the items contained in the Closing Purchase Price Certificate, such Equity Participant shall promptly notify Buyer of the disputed items, and the Parties shall use their reasonable best efforts to promptly resolve such dispute. Upon resolution of any such dispute, or if the Equity Participants have no dispute with the Closing Purchase Price Certificate, Buyer and the Equity Participants shall, prior to or at the Closing, each execute such Certificate to acknowledge their agreement therewith.

2.05 Closing. The consummation of the Contemplated Transactions (the “Closing”) will take place at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102 at 9:00 a.m. (local time), on the date that is no later than the third business day following satisfaction or waiver of all of the conditions to Closing set forth in Articles 7 and 8 hereof, or on such other date agreed to by the parties in writing (the “Closing Date”).

2.06 Closing Obligations. At the Closing:

(a) Seller and the Option Holders will deliver to Buyer:

(i)	certificate(s) representing the JJMA Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii)	copies of employment agreements substantially in the form of (A) Exhibit F-1, executed by P. Thomas Diamant and (B) Exhibit F-2, executed by Anthony Serro (the “Employment Agreements”); and

(iii)	to the extent not delivered prior to the Closing Date, the items contemplated by Sections 7.03, 7.04(a) – (l), 7.08, 7.09, 7.11, 7.12 and 7.13.

(b) Buyer will deliver to the Equity Participants:

(i)	certificate(s) issued in the name of Seller representing the Buyer Shares;

(ii)	the cash payments to be delivered at Closing as set forth in Section 2.02 and Section 2.03; and

(iii)	to the extent not delivered prior to the Closing Date, the items contemplated by Sections 8.03 and 8.04(a)-(h).

2.07 Buyer KSOP. Buyer will take all commercially reasonable actions to permit JJMA employees who become eligible employees of Buyer and who are participants in the JJMA ESOP on the Closing Date: (i) to become participants in the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Buyer KSOP”), effective as of the Closing Date; (ii) to have a reasonable period of time following the Closing Date in which to elect to invest all or a portion of the cash proceeds credited to their JJMA ESOP accounts in the common stock of the Buyer; and (iii) to be credited with their service credited under the JJMA ESOP for purposes of eligibility to participant in, and vesting under, the Buyer KSOP. Effective as of the Closing Date, the JJMA ESOP shall be merged with and into the Buyer KSOP, and the account balances of the participants in the JJMA ESOP shall be transferred to the Buyer KSOP. Each participant in the JJMA ESOP whose account balance is transferred to the Buyer KSOP shall be treated as a participant in the Buyer KSOP as of the Closing Date with respect to his or her transferred account balance.

2.08 JJMA Net Working Capital and Supplemental Amount.

(a)	No later than three (3) nor more than five (5) business days prior to the Closing Date, the Equity Participants shall cause JJMA to prepare and deliver to Buyer a certificate certifying JJMA’s good faith estimate of the Net Working Capital of JJMA as of the Effective Time (the “Estimated Net Working Capital”) and JJMA’s good faith estimate of the Supplemental Amount as of the Effective Time (the “Estimated Supplemental Amount”), and including an estimated unaudited balance sheet of JJMA as of the Effective Time (the “Estimated Closing Balance Sheet”). As promptly as practicable, but not later than one (1) business day prior to the Closing Date, Buyer shall identify any adjustments that it reasonably believes are required to the certificate delivered by JJMA. If JJMA disputes any such adjustments, Buyer, the Equity Participants and JJMA shall use their respective reasonable best efforts to resolve such dispute, after which the Equity Participants shall cause JJMA to re-deliver to Buyer the certificate with such adjustments as the parties have agreed are appropriate. The form of the certificate finally delivered pursuant to this Section 2.08(a) and acceptable to Buyer, the Equity Participants and JJMA is referred to herein as the “Estimate Certificate”. The Estimated Supplemental Amount shall be deemed to be the Supplemental Amount for purposes of determining the payments to be made at Closing pursuant to Section 2.02 and 2.03.

(b)	If the Estimated Net Working Capital is greater than the Net Working Capital Floor but less than the Net Working Capital Ceiling, no adjustment to the Purchase Payments shall be made. If the Estimated Net Working Capital is less than the Net Working Capital Floor, then the Purchase Payments shall be decreased by the amount of such deficiency, allocated among the Equity Participants in accordance with each Equity Participant’s Equity Proportion. If the Estimated Net Working Capital is greater than the Net Working Capital Ceiling, then the Purchase Payments shall be increased by the amount of such excess, allocated among the Equity Participants in accordance with each Equity Participants’ Equity Proportion of the Purchase Payments.

(c)	Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to the Equity Participant Representative a certificate, signed by Buyer, certifying Buyer’s determination of the actual Net Working Capital of JJMA and the Supplemental Amount as of the Effective Time, and identifying any adjustments to the Purchase Payments to be made in accordance with Sections 2.08(d) and 2.08(e). If the Equity Participant Representative does not object to Buyer’s certificate within thirty (30) days after receipt, or accepts such certificate during such thirty (30) day period, the Purchase Payments shall be adjusted as set forth in Buyer’s certificate, and payment made in accordance with Section 2.08(d) and Section 2.08(e). If the Equity Participant Representative objects to Buyer’s certificate, the Equity Participant Representative shall notify Buyer in writing of such objection within thirty (30) days after the Equity Participant Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection). During such thirty (30) day period, Buyer shall permit the Equity Participant Representative and its representatives access to such work papers and books and records relating to the preparation of Buyer’s certificate as may be reasonably necessary to permit the Equity Participant Representative to review in detail the manner in which Buyer’s certificate was prepared. Buyer and the Equity Participant Representative shall thereafter negotiate in good faith to resolve any such objections. If Buyer and the Equity Participant Representative are unable to resolve all of such differences within twenty (20) calendar days after Buyer’s receipt of the Equity Participant Representative’s objections, the items in dispute may be referred by either the Buyer or the Equity Participant Representative for determination as promptly as practicable to the Independent Accounting Firm, which shall be jointly engaged by Buyer, on the one hand, and the Equity Participant Representative, on the other hand, pursuant to an engagement letter in customary form which each of Buyer and the Equity Participants shall execute. The Independent Accounting Firm shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only, whether and to what extent, if any, the certificate provided by Buyer pursuant to Section 2.08(c) and the accompanying calculations of the Net Working Capital and the Supplemental Amount at the Closing Date require adjustment based on the terms and conditions of this Agreement (the “Determination”). The Determination shall be based solely on presentations with respect to such disputed items by Buyer and the Equity Participant Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations shall be deemed to include, without limitation, any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Buyer or the Equity Participant Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Buyer and the Equity Participant Representative shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm. Buyer and the Equity Participant Representative shall instruct the Independent Accounting Firm to deliver the Determination to Buyer and the Equity Participant Representative no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.08(c), (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Equity Participant Representative or less than the smallest value for such item claimed by Buyer or the Equity Participant Representative, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definition of Net Working Capital contained herein. In the absence of fraud or manifest error, the Determination shall be conclusive and binding upon Buyer and the Equity Participants. The Independent Accounting Firm shall consider only those items and amounts in Buyer’s certificate which Buyer and the Equity Participant Representative were unable to resolve. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute over Buyer’s certificate shall be borne one-half by Buyer and one-half by the Equity Participants.

(d)	The Net Working Capital amount determined in accordance with Section 2.08(c) (the “Actual Net Working Capital”) shall be used to calculate post-Closing adjustments to the Purchase Payments as follows:

(i)	If the both the Estimated Net Working Capital and the Actual Net Working Capital are greater than the Net Working Capital Floor and less than the Net Working Capital Ceiling, no post-Closing adjustment to the Purchase Payments shall be made.

(ii)	If the Estimated Net Working Capital is less than the Net Working Capital Floor and the Actual Net Working Capital is greater than the Net Working Capital Floor and less than the Net Working Capital Ceiling, Buyer shall pay the Equity Participants in accordance with their respective Equity Proportions the amount by which the Estimated Net Working Capital is less than the Net Working Capital Floor.

(iii)	If the Estimated Net Working Capital is less than the Net Working Capital Floor and the Actual Net Working Capital is greater than the Net Working Capital Ceiling, Buyer shall pay the Equity Participants in accordance with their respective Equity Proportions the sum of (A) the amount by which the Estimated Net Working Capital is less than the Net Working Capital Floor and (B) the amount by which the Actual Net Working Capital exceeds the Net Working Capital Ceiling.

(iv)	If the Estimated Net Working Capital is greater than the Net Working Capital Floor and less than the Net Working Capital Ceiling and the Actual Net Working Capital is less than the Net Working Capital Floor, then Buyer shall be entitled to indemnification under Section 10.02(b) hereof from the Equity Participants for the amount by which the Actual Net Working Capital is less than the Net Working Capital Floor.

(v)	If the Estimated Net Working Capital is greater than the Net Working Capital Floor and less than the Net Working Capital Ceiling and the Actual Net Working Capital is greater than the Net Working Capital Ceiling, Buyer shall pay the Equity Participants in accordance with their respective Equity Proportions the amount by which the Actual Net Working Capital exceeds the Net Working Capital Ceiling.

(vi)	If the Estimated Net Working Capital is greater than the Net Working Capital Ceiling and the Actual Net Working Capital is greater than the Net Working Capital Floor and less than the Net Working Capital Ceiling, then Buyer shall be entitled to indemnification under Section 10.02(b) hereof from the Equity Participants for the amount by which the Estimated Net Working Capital is greater than the Net Working Capital Ceiling.

(vii)	If the Estimated Net Working Capital is greater than the Net Working Capital Ceiling and the Actual Net Working Capital is less than the Net Working Capital Floor, then Buyer shall be entitled to indemnification under Section 10.02(b) hereof from the Equity Participants for the sum of (A) the amount by which the Estimated Net Working Capital is greater than the Net Working Capital Ceiling and (B) the amount by which the Actual Net Working Capital is less than the Net Working Capital Floor.

(e)	The Supplemental Amount determined in accordance with Section 2.08(c) (the “Actual Supplemental Amount”) shall be used to calculate post-Closing adjustments to the Purchase Payments as follows:

(i)	If the Estimated Supplemental Amount is less than the Actual Supplemental Amount, Buyer shall pay the Equity Participants in accordance with their respective Equity Proportions the amount by which the Estimated Supplemental Amount is less than the Actual Supplemental Amount.

(ii)	If the Estimated Supplemental Amount is greater than the Actual Supplemental Amount, then Buyer shall be entitled to indemnification under Section 10.02(b) hereof from the Equity Participants for the amount by which the Estimated Supplemental Amount is greater than the Actual Supplemental Amount.

(f)	Subject to Section 11.17 hereof, all payments to be made to the SAR/Option Holders pursuant to Sections 2.08(d) and 2.08(e) shall be made in cash by wire transfer of immediately available funds within three (3) business days after the date on which Actual Net Working Capital and Actual Supplemental Amount are finally determined pursuant to Section 2.08(c) above. All payments to be made to the Seller pursuant to Sections 2.08(d) and 2.08(e) shall be made by a cash contribution to the Buyer KSOP, to be credited to the accounts of those participants in the Buyer KSOP who were participants in the JJMA ESOP immediately prior to the Closing, pro rata in accordance with such participants’ respective interests in the Seller immediately prior to the Closing. Indemnification of Buyer by the Equity Participants pursuant to Sections 2.08(d) and Section 2.08(e) shall be made in accordance with Section 10.02(b) hereof, as applicable.

2.09 Establishment of Escrow Fund. At the Closing, Buyer shall pay to the Escrow Agent in cash by wire transfer the amount of $500,000 (the “Escrow Fund”) to be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.11 Other Serro Payments. Buyer shall pay to Anthony Serro in cash by wire transfer (i) at the Closing the amount of $187,063 (the “Serro Additional Payment”); (ii) $200,000 on the first anniversary of the Closing Date and (iii) $550,000 eighteen (18) months from the Closing Date (such payments pursuant to (ii) and (iii) above, the “Serro Deferred Payments”). In addition, subject to the terms and conditions of the Non-Competition, Non-Solicitation, Non-Disparagement and Non-Disclosure Agreement entered into between Buyer and Anthony Serro at Closing, Buyer will pay Anthony Serro $300,000 on the first anniversary of Closing and, subject to Buyer’s indemnity and set-off rights set forth in Section 10.02 hereof, $300,000 on the second anniversary of Closing (the “Serro Non-Compete Payments”).

2.12 Other Hanafourde Payments. Subject to the terms and conditions of the Non-Competition, Non-Solicitations, Non-Disparagement and Non-Disclosure Agreement entered into between Buyer and David Hanafourde at Closing, Buyer will pay David Hanafourde $75,000 at Closing (the “Hanafourde Non-Compete Payment”).

2.13 Buyer’s Payment Obligations. It is the intention of the parties pursuant to Sections 2.01 – 2.12 that the following payments by the Buyer shall in the aggregate be no more than, and no less than, $97,002,367: (i) the $37,250,000 cash payment to the Seller, (ii) the $37,250,000 value of the Buyer Shares (based on the Buyer Share Fair Market Value delivered to the Seller), (iii) the Option Holder Base Amount less $980,000; (iv) the SAR Holder Base Amount; (v) the Diamant Deferred Payments (vi) the Diamant Non-Compete Payments, (vii) the Serro Deferred Payments, (viii) the Serro Non-Compete Payments; and (ix) the Hanafourde Non-Compete Payment.

In addition to the payments aggregating $97,002,367 referred to above, and without limiting its obligations under Collateral Documents, Buyer shall also pay the following to the extent such amounts are required to be paid hereunder: the First ESOP Supplement, the Second ESOP Supplement, the Option Holder Supplement, the SAR Holder Supplement, the Diamant Additional Payment, and the Serro Additional Payment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF JJMA AND SELLER

Each of the representations and warranties set forth below in this Section 3 is made subject to the disclosures and exceptions set forth on the corresponding section of the JJMA Disclosure Schedules. Except for the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.12, 3.24, and 3.36 the term “JJMA” in this Article 3 shall be deemed to mean JJMA and each of its Subsidiaries. JJMA and each of the SAR/Option Holders hereby jointly and severally represent and warrant to Buyer that the statements contained in Section 3, other than those identified in the following sentence, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. The Seller hereby represents and warrants to Buyer that the statements regarding Seller contained in Sections 3.02(d)-(f), 3.03, 3.09, 3.10(b), 3.12(b), 3.14(b), 3.15(d)-(e), 3.25, 3.26(a), 3.27, 3.30(b) and 3.36 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

3.01 Organization and Good Standing.

(a)	JJMA is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and Assets that it purports to own or use, and to perform all its obligations under its Applicable Contracts. Schedule 3.01(a) of the JJMA Disclosure Schedules contains a complete list of each Subsidiary of JJMA. JJMA and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 3.01(a) of the JJMA Disclosure Schedules contains a complete and accurate list of the jurisdictions in which JJMA is authorized to do business as a foreign corporation.

(b)	JJMA has delivered to Buyer true, complete and correct copies of the Organizational Documents of JJMA, as currently in effect.

(c)	Except as set forth on Schedule 3.01(c) of the JJMA Disclosure Schedules, during the past five (5) years, JJMA has not been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its Assets.

3.02 Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid, and binding obligation of JJMA and each of the SAR/Option Holders enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. Upon the execution and delivery by each of JJMA and the SAR/Option Holder of this Agreement and the Collateral Documents to which each is a party, and assuming due execution and delivery thereof by all other parties thereto, this Agreement and the Collateral Documents to which JJMA and the SAR/Option Holders is a party will constitute the legal, valid, and binding obligations of JJMA and the SAR/Option Holders, enforceable against JJMA and the SAR/Option Holders in accordance with their respective terms. JJMA and the SAR/Option Holders each have the absolute and unrestricted right, requisite corporate or other power, authority and capacity to execute and deliver this Agreement and any of the Collateral Documents to which they are a party, and to perform their respective obligations under this Agreement and any of the Collateral Documents to which they are a party and to consummate the Contemplated Transactions, including without limitation without further approval or ratification by the participants of the JJMA ESOP. The execution, delivery and performance of this Agreement and the other Collateral Documents to which JJMA and SAR/Option Holders are a party have been duly authorized by all requisite corporate or other action of JJMA and the SAR/Option Holders.

(b)	Except as set forth in Schedule 3.02(b) of the JJMA Disclosure Schedules, neither the execution, delivery and performance of this Agreement or any of the other Collateral Documents to which JJMA and/or any of the SAR/Option Holders is a party, nor the consummation or performance of the Contemplated Transactions will:

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of JJMA or the Joint Ventures, or (B) any resolution adopted by the board of directors, the stockholders or managers of JJMA;

(i)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which JJMA, the Seller or any of the Assets owned or used by JJMA or the Joint Ventures may be subject;

(ii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by JJMA or the Joint Ventures;

(iii)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract to which JJMA or the Joint Ventures is a party or any of their Assets are bound; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets owned or used by JJMA or the Joint Ventures.

(c)	Except as set forth in Schedule 3.02(c) of the JJMA Disclosure Schedules, neither JJMA nor any of the SAR/Option Holders is or will be required to make any filing, give any notice to or obtain any Consent or Governmental Authorization from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

(d)	This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. Upon the execution and delivery by Seller of this Agreement and the Collateral Documents to which it is a party, and assuming due execution and delivery thereof by all other parties thereto, this Agreement and the Collateral Documents to which Seller is a party will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, requisite corporate or other power, authority and capacity to execute and deliver this Agreement and any of the Collateral Documents to which it is a party, and to perform its obligations under this Agreement and any of the Collateral Documents to which Seller is a party and to consummate the Contemplated Transactions, including without limitation without further approval or ratification by the participants of the JJMA ESOP. The execution, delivery and performance of this Agreement and the other Collateral Documents to which Seller is a party have been duly authorized by all requisite corporate or other action of Seller.

(e)	Except as set forth in Schedule 3.02(e) of the JJMA Disclosure Schedules, neither the execution, delivery and performance of this Agreement or any of the other Collateral Documents to which Seller is a party, nor the consummation or performance of the Contemplated Transactions will:

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors or the stockholders of Seller;

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which Seller or any of the Assets owned or used by Seller, may be subject;

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller;

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract to which Seller is a party or any of its Assets are bound; or

result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets owned or used by Seller.

(f)	Except as set forth in Schedule 3.02(f) of the JJMA Disclosure Schedules, Seller neither is nor will be required to make any filing, give any notice to or obtain any Consent or Governmental Authorization from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

3.03 Ownership.

(a)	Seller owns, beneficially and of record, the Seller Owned Shares free and clear of all Encumbrances except for obligations under the JJMA ESOP documents. As of the Closing Date, the Option Holders will own, beneficially and of record, the Option Exercise Shares free and clear of all Encumbrances. Upon delivery of the JJMA Shares to Buyer on the Closing Date, the entire legal and beneficial interest in the JJMA Shares and good, valid and marketable title to the JJMA Shares, free and clear of all Encumbrances will pass to Buyer, other than transfer restrictions under applicable securities laws.

(b)	(i) The authorized equity securities of JJMA consist of 5,000,000 shares of JJMA Common Stock, of which 1,084,545.68 shares are issued and outstanding and constitute the Seller Owned Shares; Stock Options to acquire 140,000 shares of JJMA Common Stock; SARs with respect to 326,071.43 shares of JJMA Common Stock (ii) Seller is and will be on the Closing Date the record and beneficial owner and holder of the Seller Owned Shares; (iii) the JJMA Shares, the Stock Options and the SARs are the only outstanding securities of JJMA; (iv) all of the Seller-Owned Shares have been duly authorized and validly issued and are fully paid and nonassessable; (v) all of the Option Exercise Shares have been duly authorized and, as of the Closing Date, will be validly issued, fully paid and nonassessable; (vi) no shares of capital stock have been reserved, (vii) except as set forth in Schedule 3.03 of the JJMA Disclosure Schedules, there are no outstanding securities convertible into or exchangeable for the capital stock of JJMA, and there are no outstanding options, warrants, stock appreciation rights, subscriptions or other interests or rights, agreements or commitments that otherwise confer on the holder any right to acquire any equity interest of JJMA or obligate JJMA to issue or transfer from treasury any shares of its capital stock, including any phantom stock or similar rights, voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of JJMA Shares, (viii) Schedule 3.03 of the JJMA Disclosure Schedules lists each of the holders of JJMA equity interests by name, indicates whether (and in what amount) each such equity interest is vested or unvested and the number of JJMA common stock share equivalents subject to such equity interests and such Schedule is correct and complete; (ix) none of the outstanding equity securities or other securities of JJMA were issued in violation of any applicable Law or any applicable contract rights or obligations, including without limitation, any preemptive rights or rights of first refusal or first offer; and (x) JJMA does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.04 Financial Statements. JJMA has delivered to Buyer true and complete copies of: (a) audited balance sheets of JJMA as of the end of the fiscal years ending on December 31 in each of the years 2003, 2002 and 2001, and the related audited statements of income, changes in stockholders’ equity, and cash flow (including the notes thereto) for each of the fiscal years then ended, together with the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants (the “JJMA Financial Statements”), and (b) an unaudited balance sheet of JJMA as at January 31, 2005 and the related unaudited statements of income, and cash flow for the months then ended (the “JJMA Interim Financial Statements”). Such financial statements and notes are true, correct and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of JJMA as at the respective dates of and for the periods referred to in such financial statements, in all material respects in accordance with GAAP, subject, in the case of the JJMA Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the JJMA Financial Statements); the financial statements referred to in this Section 3.04 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

3.05 Books and Records. The books of account, minute books, stock record books, and other records of JJMA, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of JJMA contain records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of JJMA. No meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. There have been no changes, alterations, or additions to such minute books or records that have not been furnished to Buyer. At the Closing, all of those books and records will be delivered to Buyer.

3.06 Title to and Sufficiency of Assets; Encumbrances.

(a)	Schedule 3.06(a) of the JJMA Disclosure Schedules contains a list of all real property owned by JJMA. JJMA has delivered or made available to Buyer copies of the deeds by which JJMA acquired such real property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of JJMA and relating to such property. Except as set forth in Schedule 3.06(a) of the JJMA Disclosure Schedules, JJMA owns good and marketable title to its real property.

(b)	Schedule 3.06(b) of the JJMA Disclosure Schedules contains a complete and accurate list of all premises leased by JJMA for the operation of its business and each lease, rental or occupancy agreement and any other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property (collectively, the “Leases”). JJMA has delivered to Buyer a true and complete copy of each of the Leases and in the case of any non-written Lease a written summary of the material terms of the Lease.

(c)	The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of JJMA; and (iii) JJMA has no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Lease are as set forth on Schedule 3.06(c) of the JJMA Disclosure Schedules. Schedule 3.06(c) of the JJMA Disclosure Schedules separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. JJMA has not waived any material rights under any Lease which would be in effect on or after the date hereof. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with JJMA to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of JJMA under any Lease. All leasehold improvements and fixtures located on any premises subject to any Leases are, to the Knowledge of JJMA, (i) structurally sound with no known defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; (iv) in conformity with all applicable Law relating thereto currently in effect and (v) located entirely on such premises.

(d)	Except as set forth on Schedule 3.06(d) of the JJMA Disclosure Schedules, all of JJMA’s real properties and Assets (excluding Intellectual Property Assets, which are addressed in Section 3.21) are free and clear of all Encumbrances except (i) any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, with respect to all such real property, (ii) liens for current taxes not yet due and payable, and (iii) zoning laws and other land use restrictions.

(e)	The failure by JJMA to obtain, prior to the Closing, any consent listed on Schedule 3.06(b) and (c) to the JJMA Disclosure Schedule (each an “Unobtained Lease Consent”) will not result in any Adverse Consequences to Buyer.

3.07 Condition of Assets. The buildings, plants and structures of JJMA and all items of Personal Property are in good operating condition and repair, except for ordinary, routine maintenance and repairs or repairs in the Ordinary Course of Business that, in either case, would not have a Material Adverse Effect on JJMA, and are suitable for their intended use.

3.08 Accounts Receivable. All accounts receivable of JJMA and the Joint Ventures that are reflected on the JJMA Financial Statements or the JJMA Interim Financial Statements or on the accounting records of JJMA as of the Closing Date (collectively, the “JJMA Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are valid accounts receivable. Unless paid prior to the Closing Date, the JJMA Accounts Receivable will be as of the Closing Date current and collectible net of the respective reserves shown on the JJMA Financial Statements or the JJMA Interim Financial Statements or on the accounting records of JJMA as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the JJMA Accounts Receivable as of the Closing Date than the reserve reflected in the JJMA Interim Financial Statements represented of the JJMA Accounts Receivable reflected therein and will not represent a material change in the composition of such JJMA Accounts Receivable in terms of aging).

3.09 Brokers or Finders. Except as described on Schedule 3.09 of the JJMA Disclosure Schedules, neither JJMA, Seller nor any of their respective Representatives on behalf of JJMA or Seller have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.10 No Undisclosed Liabilities.

(a)	Except as set forth in Schedule 3.10(a) of the JJMA Disclosure Schedules, neither JJMA nor any of the Joint Ventures has any liabilities or obligations of any nature which are not either reflected or reserved against in the JJMA Financial Statements or the JJMA Interim Financial Statements or are current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on JJMA.

(b)	Except as set forth in Schedule 3.10(b) of the JJMA Disclosure Schedules, Seller has no liabilities or obligations of any nature other than payment of benefits as they come due in accordance with the terms of the applicable JJMA ESOP documents, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller and/or the JJMA ESOP.

3.11 Taxes. Except as set forth in Schedule 3.11 of the JJMA Disclosure Schedules:

(a)	JJMA has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Law. JJMA has delivered to Buyer copies of all federal income Tax Returns of JJMA filed since December 31, 2001. JJMA has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or pursuant to any assessment received by JJMA, except such Taxes, if any, as are listed in Schedule 3.11 of the JJMA Disclosure Schedules and are being contested in good faith. Schedule 3.11(a) of the JJMA Disclosure Schedules contains a list of any pending Tax issues or Tax audits.

(b)	The United States federal income Tax Returns of JJMA have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years ended prior to December 31, 2001; all deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings; and the state income Tax Returns of JJMA have not been audited. JJMA has not given or been requested to give waivers or extensions (or is not or would not be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of JJMA or for which JJMA may be liable.

(c)	The charges, accruals, and reserves with respect to Taxes on the respective books of JJMA are adequate (determined in accordance with GAAP) and are at least equal to JJMA’s liability for Taxes; there exists no proposed Tax assessment against JJMA except as disclosed in the JJMA Financial Statements or in Schedule 3.11(c) of the JJMA Disclosure Schedules; no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or Assets held, acquired, or to be acquired by JJMA; and all Taxes that JJMA is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)	All Tax Returns filed by JJMA are true, correct, and complete in all material respects and there is no Tax sharing agreement that will require any payment by JJMA after the date of this Agreement. JJMA has been a validly electing S corporation within the meaning of IRC Sections 1361 and 1362 at all times since December 27, 1999, and JJMA will be an S corporation up to the Closing Date. Schedule 3.11(d) of the JJMA Disclosure Schedules lists all the states with respect to which JJMA is required to file any corporate, income or franchise Tax Returns and sets forth whether JJMA is treated as the equivalent of an S corporation by or with respect to each such state. JJMA has properly filed Tax Returns with and paid or discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(e)	JJMA has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(f)	None of the Equity Participants is a “foreign person” within the meaning of IRC Section 1445.

(g)	JJMA is not now and has not at any time been a member of any “Affiliated Group”, as such term is defined in IRC Section 1504(a), required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis.

(h)	JJMA has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require JJMA to make any adjustment to its computation of income pursuant to IRC Section 481(a) (or any predecessor provision), there is no application pending with any Tax authority or Governmental Body requesting permission for any such change in any accounting method of JJMA and no Tax authority or Governmental Body has proposed in writing any such adjustment or change in accounting method and there has been no oral proposal based upon personal contact of any agent of a Tax authority or Governmental Body with any employee or representative of JJMA.

(i)	JJMA has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

(j)	There are no liens for Taxes upon the assets or properties of JJMA, except for statutory liens for current Taxes not yet due, and JJMA has no Knowledge of any claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets or properties of JJMA.

(k)	JJMA has not entered into a transaction that is being accounted for under the installment method of IRC Section 453 or similar provision of state, local or foreign Law.

(l)	No property owned by JJMA (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of IRC Section 168(h)(1) or (iii) is “tax-exempt bond financed property” within the meaning of IRC Section 168(g)(5).

(m)	JJMA does not owe any “corporate acquisition indebtedness” within the meaning of IRC Section 279.

(n)	Any adjustment of Taxes of JJMA made by a Tax authority or Governmental Body, which is required to be reported to another Tax authority or Governmental Body, has been so reported.

3.12 No Material Adverse Effect.

(a)	Except as set forth on Schedule 3.12(a) of the JJMA Disclsoure Schedules, since December 31, 2003, there has not been any event, fact, condition, change, circumstance, occurrence or effect which constitutes, or would reasonably be expected to result in the future in, a Material Adverse Effect on JJMA.

(b)	Since December 31, 2003, there has not been any event, fact, condition, change, circumstance, occurrence or effect which constitutes, or would reasonably be expected to result in the future in, a Material Adverse Effect on Seller.

3.13 Employee Benefits.

(a)	As used in this Section 3.13, the following terms have the meanings set forth below.

“ERISA Affiliate” means any entity that, together with JJMA, would be treated as a single employer under IRC § 414.

“JJMA Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by JJMA.

“JJMA Plan” means all Plans of which JJMA or any ERISA Affiliate is or was a Plan Sponsor, or to which JJMA otherwise contributes or has contributed or with respect to which JJMA has or may have any liability, or in which JJMA participates or has participated. All references to Plans are to JJMA Plans unless the context requires otherwise.

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, stock plans, bonus plans and fringe benefits within the meaning of IRC § §125 and 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq.

“Welfare Plan” has the meaning given in ERISA § 3(1).

(b)	Schedule 3.13(b) of the JJMA Disclosure Schedules was prepared on behalf of JJMA and contains a list of all JJMA Plans, and JJMA Other Benefit Obligations. Such Schedule is accurate in all material respects. All such JJMA Plans and JJMA Other Benefit Obligations have been operated in all material respects in compliance with their terms and applicable Law.

(c) JJMA has delivered to Buyer:

(i)	all documents that set forth the terms and policies of each JJMA Plan, JJMA Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of JJMA Plans for which JJMA is required to prepare, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding JJMA Plans, and JJMA Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii)	all personnel, payroll, and employment manuals and policies;

(iii)	all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by JJMA, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by JJMA;

(iv)	a written description of each JJMA Plan or JJMA Other Benefit Obligation that is not otherwise in writing;

(v)	all registration statements filed with respect to any JJMA Plan;

(vi)	all insurance policies purchased by or to provide benefits under any JJMA Plan;

(vii)	all contracts with third party administrators, actuaries, investment managers, consultants, appraisers and other independent contractors that relate to any JJMA Plan, or JJMA Other Benefit Obligations;

(viii)	all reports, including annual valuations, submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, appraisers or other independent contractors with respect to any JJMA Plan, or JJMA Other Benefit Obligations;

(ix)	all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B;

(x)	the Form 5500 filed in each of the most recent three plan years, including all schedules thereto and the opinions of independent accountants for each JJMA Plan, as applicable;

(xi)	all notices and correspondence that were given by the IRS, the PBGC, or the Department of Labor to JJMA, or any JJMA Plan within the four years preceding the date of this Agreement; and

(xii)	with respect to Qualified Plans, the most recent determination letter for each Plan of JJMA that is a Qualified Plan.

(d)	Except as set forth in Schedule 3.13(d) of the JJMA Disclosure Schedules:

JJMA has performed all of its obligations under all JJMA Plans and JJMA Other Benefit Obligations except for such obligations which would not, either individually or collectively, have a Material Adverse Effect on JJMA. JJMA has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

No statement, either written or oral, has been made by JJMA to any Person with regard to any JJMA Plan or JJMA Other Benefit Obligation that was not in accordance with the JJMA Plan or JJMA Other Benefit Obligation and that could have a Material Adverse Effect on JJMA.

Since January 1, 1998, there has been no establishment or amendment of any JJMA Plan or JJMA Other Benefit Obligations.

Since the date of the JJMA Interim Financial Statements, there has not been any material increase in premium costs of JJMA Plans and JJMA Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

Other than routine claims for benefits submitted by participants or beneficiaries in the ordinary course of administration, no claim against, or legal proceeding involving, any JJMA Plan or JJMA Other Benefit Obligations is pending or is Threatened.

Each Qualified Plan of JJMA is qualified in form and operation under IRC § 401(a); each trust for each such Qualified Plan is exempt from federal income tax under IRC § 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

JJMA has met the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 402. The Assets under any JJMA Plan that is a defined benefit pension plan as defined in ERISA § 3(35) equal or exceed the present value of all vested and unvested liabilities thereunder, as determined in accordance with the terms of such JJMA Plan, the IRC, ERISA, the PBGC methods, factors and assumptions applicable on the date of determination.

JJMA has paid all amounts due to the PBGC pursuant to ERISA § 4007.

JJMA has not ceased operations at any facility, withdrawn from any Title IV Plan in a manner, or engaged in any activity that would subject any entity or Buyer to liability under ERISA § 4062(e), § 4063, or § 4064.

No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).

No accumulated funding deficiency, whether or not waived, exists with respect to any JJMA Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such JJMA Plan.

The actuarial report for each Pension Plan of JJMA fairly presents the financial condition and the results of operations of each such Pension Plan in accordance with GAAP.

Since the last valuation date for each Pension Plan of JJMA, no event has occurred or circumstance exists that would increase the amount of benefits under any such Pension Plan or that would cause the excess of Pension Plan assets over benefit liabilities (as defined in ERISA § 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred.

JJMA has no liability to the PBGC under Title IV of ERISA. No event has occurred that could subject any JJMA Plan to any Tax under IRC § 511.

Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, JJMA provides no health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

JJMA has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

No payment that is owed or may become due to any director, officer, employee, or agent of JJMA will be non-deductible to JJMA or subject to Tax under IRC § 4999; nor will JJMA be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

All JJMA Plans and JJMA Other Benefit Obligations can be terminated at any time as of or after the Closing Date without resulting in any liability to Buyer for any additional contributions, penalties, premiums, fees, fines, excess taxes or any other charges or liabilities.

No JJMA Plan that is a Pension Plan is stated on a standardized prototype plan document or otherwise automatically provides for participation of all eligible employees employed by an employer (as defined in IRC section 414(b), (c), (m) or (o)).

(e)	For purposes of this Section 3.13, the term “JJMA” includes all organizations under common control within the meaning of Section 4001(b)(1) of ERISA with JJMA or (ii) which together with JJMA is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the IRC.

3.14 Compliance with Law; Governmental Authorizations.

(a)	Except as set forth in Schedule 3.14(a) of the JJMA Disclosure Schedules:

(i)	JJMA, and to the Knowledge of JJMA each of the Joint Ventures, is in compliance in all material respects with each Law that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets; and

(ii)	To the Knowledge of JJMA, neither JJMA nor any of the Joint Ventures has received any notice from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Law, or (B) any actual or alleged obligation on the part of JJMA to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)	Except as set forth in Schedule 3.14(b) of the JJMA Disclosure Schedules:

(i)	Seller is in compliance in all material respects with each Law that is applicable to it or the conduct of its business or the ownership or use of any of its Assets; and

(ii)	Seller has not received any notice from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Law, or (B) any actual or alleged obligation on the part of Seller to undertake, or to refrain from taking, any action of any nature.

(c)	Schedule 3.14(c) of the JJMA Disclosure Schedules contains a list of each Governmental Authorization of JJMA. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 3.14(c) of the JJMA Disclosure Schedules, with respect to such Governmental Authorizations:

(i)	JJMA is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization;

(ii)	JJMA has not received any notice from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization which in either case would have a Material Adverse Effect on JJMA; and

(iii)	all applications and other filings required to have been filed for the renewal of the Governmental Authorizations by JJMA have been duly filed on a timely basis with the appropriate Governmental Bodies except as would not have a Material Adverse Effect on JJMA.

(d)	The Governmental Authorizations listed in Schedule 3.14(c) of the JJMA Disclosure Schedules collectively constitute all of the material Governmental Authorizations required to permit JJMA to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses or as it currently proposes to conduct its business and to permit JJMA to own and use its Assets in the manner in which it currently owns and uses such Assets or as it currently proposes to use such Assets.

3.15 Legal Proceedings; Orders.

(a)	Except as set forth in Schedule 3.15(a) of the JJMA Disclosure Schedules, there is no Proceeding pending, or to JJMA’s Knowledge, Threatened, against JJMA or any of its directors or officers or Assets, or any of the Joint Ventures or any of their respective managers or Assets.

(b)	JJMA has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15(a) of the JJMA Disclosure Schedules.

(c)	Except as set forth on Schedule 3.15(c) of the JJMA Disclosure Schedules, there is no Order to which JJMA or any of the Assets owned or used by JJMA, or to the Knowledge of JJMA the Joint Ventures or any of the Assets owned or used by the Joint Ventures, is subject or that relates to the business of, or any of the Assets owned or used by, JJMA and/or the Joint Ventures.

(d)	Except as set forth in Schedule 3.15(d) of the JJMA Disclosure Schedules, there is no Proceeding pending, or to Seller’s Knowledge, Threatened against Seller or any of its Assets, and there are no facts or circumstances which could form the basis for any Proceeding against Seller or any of its Assets.

(e)	Except as set forth in Schedule 3.15(e) of the JJMA Disclosure Schedules, there is no Order to which Seller or any of its Assets is subject.

3.16 Absence of Certain Changes and Events. Except as set forth in Schedule 3.16 of the JJMA Disclosure Schedules, since December 31, 2003, JJMA has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)	change in JJMA’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock or other equity interest of JJMA; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by JJMA of any shares of any such capital stock; or declaration of any dividend or other distribution or any payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of JJMA;

(c)	payment or increase by JJMA of any bonuses, salaries, or other compensation to any stockholder, director, officer or executive employee of Vice President level or higher (other than base salary) or entry into any employment, severance, or similar Contract with any director, officer, or executive employee;

(d)	adoption of, or an amendment or modification resulting in an increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of JJMA;

(e)	damage to or destruction or loss of any Asset of JJMA, whether or not covered by insurance, which has had or would reasonably be expected to have a Material Adverse Effect on JJMA.

(f)	except in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination or acceleration of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to JJMA of at least $100,000;

(g)	except in the Ordinary Course of Business, sale, lease, or other disposition of any material Asset of JJMA;

(h)	cancellation or waiver of any claims or rights with a value to JJMA in excess of $50,000;

(i)	material change in the accounting methods used by JJMA or any change (whether material or not) not in conformity with GAAP; or

(j)	capital expenditures or commitments therefor in any fiscal year (or portion thereof) aggregating more than $750,000;

(k)	commitment made to, or liability incurred to, any labor organization;

(l)	capital investment in, any loan to, or any acquisition of the securities, Assets (except for Assets acquired in the Ordinary Course of Business) or the business of, any other Person (or series of related capital investments, loans, and acquisitions);

(m)	issuance of any note, bond, or other debt security or creation, incurrence, assumption, or guaranty of any indebtedness for borrowed money or capitalized lease obligation;

(n)	amendment, cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) outside the Ordinary Course of Business or any acceleration of collection of accounts receivable or delay or postponement in payment of accounts payable or other liabilities;

(o)	declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or redemption, purchase, or acquisition of any of its capital stock, or grant to any Person of any option or other right to acquire any shares of capital stock or other securities of JJMA;

(p)	entering into employment contracts, written or oral, or modification of the terms of any existing contracts or agreements, other than “at-will” employment contracts with normal severance terms in accordance with JJMA’s policies and past practice;

(q)	modification of any retention, severance or incentive agreement related to the Contemplated Transactions;

(r)	making of any material Tax election or settlement of any material Tax liability (other than the payment of Taxes required on or before their due date);

(s)	write down of the value of any Assets of JJMA or write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material;

(t) any liens or Encumbrances imposed on JJMA’s Assets;

(u) settlement, compromise or commencement of any Proceeding;

(v)	entering into of any Contract outside the Ordinary Course of Business; or

(w) agreement by JJMA to do any of the foregoing.

3.17 Contracts; No Defaults.

(a)	Schedule 3.17(a) of the JJMA Disclosure Schedules contains a complete and accurate list, and JJMA has provided to Buyer copies, of each of the following (whether written or non-written and in the case of non-written, a summary of such Contract) and including any and all amendments and other modifications to such Contracts (excluding any Government Contracts which are listed on Schedule 3.34 of the JJMA Disclosure Schedules).

(i)	each Applicable Contract that involves performance of services or delivery of goods or materials by JJMA of an amount or value in excess of $100,000;

(ii)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of JJMA in excess of $50,000;

(iii)	each license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any other interest in, any Personal Property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

(iv)	each licensing agreement or other Applicable Contract with respect to trademarks or other Intellectual Property Assets, including agreements with current or former employees whose employment has terminated (for any reason) in the five (5) years prior to the date hereof, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v)	each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vi)	each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by JJMA with any other Person;

(vii)	each Applicable Contract containing covenants that in any way purport to restrict the business activity of JJMA or limit the freedom of JJMA to engage in any line of business or to compete with any Person in any way;

(viii)	each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)	each power of attorney that is currently effective and outstanding;

(x)	each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by JJMA to be responsible for consequential damages; and

(xi)	each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by JJMA other than in the Ordinary Course of Business.

(b)	Except as set forth in Schedule 3.17(b) of the JJMA Disclosure Schedules:

(i)	No JJMA Knowledgeable Employee or any Related Person of any JJMA Knowledgeable Employee has or may acquire any rights under, and no JJMA Knowledgeable Employee or any Related Person of any JJMA Knowledgeable Employee has or may become subject to any obligation or liability under, any Applicable Contract that is material to the financial condition, business or operations of JJMA taken as a whole; and

(ii)	To the Knowledge of JJMA, no officer, director, agent, employee, consultant, or contractor of JJMA is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of JJMA, or (B) assign to JJMA or to any other Person any rights to any invention, improvement, or discovery.

(c)	Except as set forth in Schedule 3.17(c) of the JJMA Disclosure Schedules, each Applicable Contract identified or required to be identified in the JJMA Disclosure Schedules is in full force and effect and is valid and enforceable in accordance with its material terms.

(d)	Except as set forth in Schedule 3.17(d) of the JJMA Disclosure Schedules:

(i)	JJMA is, and has been, in compliance in all material respects with all applicable terms of each Applicable Contract required to be identified in the JJMA Disclosure Schedules;

(ii)	JJMA has not given to or received from any other Person at any time any notice regarding, and is not in any actual or alleged, violation or breach of, or default under, any material terms of any Applicable Contract;

(iii)	To JJMA’s Knowledge, the other parties to such Applicable Contracts are not in breach of, or material default under, such Applicable Contracts; and

(iv)	To the Knowledge of JJMA, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Applicable Contract listed or required to be listed on the JJMA Disclosure Schedules (other than JJMA) to declare breach, default or violation under any Applicable Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of JJMA under any Applicable Contract.

(e)	There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any terms of any Applicable Contracts listed or required to be listed on the JJMA Disclosure Schedules with any Person and no such Person has made written demand for such renegotiations which renegotiations would reasonably be expected to have a Material Adverse Effect on JJMA. JJMA has not waived any material rights under any of the Contracts listed or required to be listed on the JJMA Disclosure Schedules.

(f)	The Applicable Contracts relating to the sale or provision of products or services by JJMA have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act or any consideration having been paid or promised, that is or would be in violation of any Law, which violation would have a Material Adverse Effect on JJMA.

(g)	The consummation of the Contemplated Transactions will not affect the validity, enforceability and continuation of the Applicable Contracts on the same terms applicable to such Applicable Contracts as of the date hereof.

3.18 Insurance.

(a) JJMA has made available to Buyer:

(i)	copies of all policies of insurance to which JJMA is a party or under which JJMA, or any director or officer of JJMA, is or has been covered at any time within the three (3) years preceding the date of this Agreement; and

(ii)	all pending applications for policies of insurance; and

(b) Schedule 3.18(b) of the JJMA Disclosure Schedules identifies:

(i)	all insurance policies (by policy number, insurer, annual premium, and expiration dates) held by JJMA relating to the Assets, the business or its properties;

(ii)	any self-insurance arrangement by or affecting JJMA, including any reserves established thereunder;

(iii)	any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by JJMA.

In addition, JJMA has made available to Buyer all documents evidencing all obligations of JJMA to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)	Except as set forth on Schedule 3.18(c) of the JJMA Disclosure Schedules, all policies to which JJMA is a party or that provide coverage to either JJMA or any director or officer of JJMA or are otherwise required to be listed on the JJMA Disclosure Schedules are valid, legal and enforceable and will continue to be legal, valid and enforceable and JJMA has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. JJMA has paid all premiums due, has otherwise performed all of its obligations, and is not in default under each policy to which JJMA is a party or that provides coverage to JJMA or its directors, and JJMA has given notice to the insurer of all claims that may be insured thereby.

3.19 Environmental and Maritime Matters.

(a)	Except as set forth on Schedule 3.19(a) of the JJMA Disclosure Schedules, JJMA is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law whose violation would have a Material Adverse Effect on JJMA. To JJMA’s Knowledge, neither JJMA, nor any other Person for whose conduct JJMA may be held to be responsible, has received any actual or Threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any JJMA Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any JJMA Facility or other property or Asset (whether real, personal or mixed) in which JJMA has or had an interest, or with respect to any property or JJMA Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by JJMA or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received which would have a Material Adverse Effect on JJMA.

(b)	Except as set forth on Schedule 3.19(b) of the JJMA Disclosure Schedules, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any JJMA Facility or any other property or Asset (whether real, personal or mixed) in which JJMA has or had an interest.

(c)	Neither JJMA nor any other Person for whose conduct it is or may be held responsible has received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any JJMA Facility or property or Asset (whether real, personal or mixed) in which JJMA has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by JJMA or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)	Neither JJMA nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any JJMA Facility or, with respect to any other property or Asset (whether real, personal or mixed) in which JJMA (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any JJMA Facility or any such other property or Asset which would have a Material Adverse Effect on JJMA.

(e)	There are no Hazardous Materials present on or in the Environment at any JJMA Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the JJMA Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither JJMA nor, to the Knowledge of JJMA, any Person for whose conduct it is or may be held responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any JJMA Facility or any other property or Assets (whether real, personal or mixed) in which JJMA has or had an interest in violation of applicable Environmental Laws which would have a Material Adverse Effect on JJMA.

(f)	There has been no Release or, to the Knowledge of JJMA, Threat of Release, of any Hazardous Materials at or from any JJMA Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any JJMA Facility, or from any other property or Asset (whether real, personal or mixed) in which JJMA has or had an interest, or any geologically or hydrologically adjoining property, whether by JJMA or, to the Knowledge of JJMA, any other Person for whose conduct it is or may be held responsible which would have a Material Adverse Effect on JJMA.

(g)	JJMA has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by JJMA pertaining to Hazardous Materials or Hazardous Activities in, on, or under the JJMA Facilities, or concerning compliance, by JJMA or any other Person for whose conduct it is or may be held responsible, with Environmental Laws which would have a Material Adverse Effect on JJMA.

(h)	Schedule 3.19(h) of the JJMA Disclosure Schedules lists (a) all commercial (non-government, non-military) customers or clients (including vessel owners, operators, managers, class societies or insurers) for which JJMA has provided naval architecture, design, marine inspection or other marine professional services (including acting as customer’s or client’s representative with respect to construction, repair or classification of any vessel at a shipyard or other facility), including services provided directly or indirectly or on subcontract (collectively, all such services “Marine Design Services”), in connection with any vessels which have been in operation within the most recent five (5) year period prior to the Closing Date (including vessels in lay-up that may be returned to operation), and (b) all customers or clients (including government or military customers or clients) for which JJMA has provided any Marine Design Services with respect to any tanker vessel or other vessel designed to carry petroleum or petroleum products, fuels (including liquefied natural gas) or hazardous bulk cargoes. JJMA has provided Buyer with, or made available to Buyer, all information and documents available to JJMA which have been requested by Buyer in regard to all customers or clients listed in Schedule 3.19(h) of the JJMA Disclosure Schedules, including (i) type or class of vessel, (ii) number and size of vessels, (iii) dates of delivery of vessels, (iv) identity of current owner or operator, (v) service or trade in which the vessel is presently engaged, (vi) all contract terms with customers/clients reflecting scope of work, warranties, indemnification, exculpatory and third-party beneficiary provisions, (vii) information regarding any claims or threatened claims alleging any liability on JJMA’s part to any customer/client or third party with respect to such professional services (including contract and tort claims, and all claims previously settled and discharged in full), and (viii) insurance coverage in effect to protect or indemnify JJMA against claims of customer/client or third parties with respect to Marine Design Services. Other than matters listed on Schedule 3.19(h) of the JJMA Disclosure Schedules, JJMA has not been subject to any criminal investigation or penalty, civil penalty or award of civil damages with respect to the provision of any Marine Design Services in connection with any vessels in operation as of the Closing Date (including vessels in lay-up that may be returned to operation). Other than matters listed on Schedule 3.19(h) of the JJMA Disclosure Schedules, to JJMA’s Knowledge, (y) there are no pending or threatened claims, investigations, inquiries or reviews being asserted or conducted by any government entity, international regulatory body or authority, classification society or insurers with respect to any Marine Design Services or other professional work performed by JJMA, (z) no vessel in regard to which JJMA has performed or provided Marine Design Services has been involved in any collision, allusion, stranding or other event involving loss of life, bodily injury or unlawful discharge or spill of petroleum, petroleum products or bulk cargo during the most recent five (5) year period.

3.20 Employees and Contractors.

(a)	Employees. Schedule 3.20(a) of the JJMA Disclosure Schedules sets forth a complete and accurate list of all employees of JJMA as of the date hereof showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of JJMA) and also showing any bonus, commission or other remuneration other than salary paid during JJMA’s fiscal year ending December 31, 2004. Except as set forth on Schedule 3.20(a) of the JJMA Disclosure Schedules, none of such employees is a party to a written employment agreement or contract with JJMA and each is employed “at will.” Except as set forth in Schedule 3.20(a) of the JJMA Disclosure Schedules, each such employee has entered into JJMA’s standard form of employee non-disclosure agreement with JJMA, a copy of which has been previously delivered to the Buyer. Except as listed on Schedule 3.20(a) of the JJMA Disclosure Schedules, no director, officer, or other key employee of JJMA has delivered notice that he or she intends to terminate his or her employment with JJMA as a direct result of the Contemplated Transactions.

(b)	Contractors. Schedule 3.20(b) of the JJMA Disclosure Schedules contains a list of all independent contractors (excluding subcontractors) currently engaged by JJMA, along with the date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.20(b) of the JJMA Disclosure Schedules, none of such independent contractors is a party to a written agreement or contract with JJMA. Each independent contractor who is a party to a written agreement has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with JJMA, a copy of which has been previously delivered to the Buyer. For the purposes of applicable Law, including without limitation the IRC, all independent contractors who are, or within the last six (6) years have been, engaged by JJMA are bona fide independent contractors and not employees of JJMA except as noted on Schedule 3.20(b), each independent contractor is terminable on not less than thirty days notice, without any obligation to pay severance or a termination fee.

(c)	Labor Relations; Compliance. Except as set forth in Schedule 3.20(c) of the JJMA Disclosure Schedules, JJMA has not been and is not a party to any collective bargaining or other labor Contract. Except as set forth in Schedule 3.20(c) of the JJMA Disclosure Schedules there has not been, there is not presently pending or existing and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting JJMA or its Assets relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with a Governmental Body, organizational activity, or other labor or employment dispute against or affecting JJMA or its premises, or (c) any application for certification of a collective bargaining agreement. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by JJMA, and no such action is contemplated by JJMA. JJMA has complied in all material respects with all Laws relating to employment, including, but not limited to, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, work authorization, privacy and right to know and plant closing. JJMA has not received any notice that it is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

3.21 Intellectual Property.

(a)	The term “Intellectual Property Assets” includes any of the following used in JJMA’s business, owned by JJMA, or licensed by JJMA:

(i)	the corporate name “John J. McMullen Associates, Inc.,” all fictitious business names and trade names, trademarks, service marks, trade dress, logos, brand names, designs and corporate names for any of its Subsidiaries, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, or otherwise owned by JJMA (“JJMA Marks”), and all applications, registrations, and renewals in connection therewith (“JJMA Applications”). Schedule 3.21 (a)(i) of the JJMA Disclosure Schedules contains a list of all JJMA Marks and JJMA Applications; and

(ii)	all know-how, trade secrets, confidential information, customer lists, and proprietary information including, without limitation, ideas, research and development, know-how, discoveries, concepts, formulas, compositions, processes, procedures, methods, techniques, operating and maintenance manuals, designs, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, work in process, technical information, data, process technology, plans, drawings, and blue prints and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, but only insofar as any of the forgoing are protected as trade secrets, (collectively, “JJMA Trade Secrets”).

(iii)	all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and all applications to register any of the forgoing (“Patents”). Schedule 3.21(a)(iii) of the JJMA Disclosure Schedules lists all Patents, all applications to register any such Patents, and any issued patents, and includes the names of the assignors, the serial number or application number, the jurisdiction in which any such Patent is pending or registered, and a brief description of any fees or filings that are due or will become due within ninety (90) days from the Closing Date;

(iv)	all works of authorship, mask works and copyrights therein, including all applications, registrations, and renewals in connection therewith (“Copyrights”). Schedule 3.21(a)(iv) of the JJMA Disclosure Schedules lists all material Copyrights, registered Copyrights, and all applications to register any Copyrights;

(v)	all computer software (including source code, data, tools, modules, databases and related documentation), Internet websites and domain names, and applications and registrations in connection therewith (“Software”). Schedule 3.21(a)(v) lists all Software (except the Schedule does not list licenses implied by the sale of a product in which the software is embedded and unchangeable, and perpetual, paid-up licenses for commonly available software programs under which JJMA is the licensee and in which the license fees are less than $10 per seat).

(vi) all other proprietary rights; and

(vii)	all copies and tangible embodiments of the foregoing (in whatever form or medium), and any goodwill associated with any of the foregoing.

(b)	Compliance with Contracts. JJMA is not in material Breach or material default under any Contract relating to the Intellectual Property Assets to which JJMA is a party or by which JJMA is bound, and no notice of a default under any such Contract has been sent or received by JJMA that remains uncured, and the execution, delivery, or performance of JJMA’s obligations under this Agreement will not result in any such default. Each such Contract is a legal, valid, and binding obligation of JJMA and, to the Knowledge of JJMA, the relevant other parties thereto. Each such Contract is enforceable in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no outstanding Proceedings and no Threatened disputes or disagreements with respect to any such Contracts

(c)	Sufficiency of Intellectual Property Assets. The Intellectual Property Assets are all those necessary or material for the operation of JJMA’s businesses as they are currently conducted and as conducted in the Ordinary Course of Business, (including, but not limited to, all necessary rights to install licensed Software on such CPUs, such numbers of CPUs, and CPUs of such models or processing capacity as currently used). Except as set forth on Schedule 3.21(c) of the JJMA Disclosure Schedules, JJMA is either the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, or otherwise has the right to use all of the Intellectual Property Assets as they are currently used. JJMA has taken all reasonably necessary and desirable action to maintain and protect its ownership rights in the Intellectual Property Assets owned by it. There is no Proceeding pending or Threatened, and there exists no basis for any claim that challenges the validity, enforceability, right to register, right to use, or ownership of any Intellectual Property Assets of JJMA. Each Intellectual Property Asset owned or used by JJMA immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing, without further payment by the Buyer.

(d)	Claims Made Against JJMA. The conduct of JJMA’s business operations in the Ordinary Course of Business does not violate, infringe, misappropriate, or misuse any third party intellectual property rights or licenses thereof. There have been no Proceedings or claims against or by JJMA concerning the Intellectual Property Assets, and neither JJMA nor Seller has received written notice of any such claim, nor has Knowledge of a Threat of any such claim, concerning the Intellectual Property Assets. JJMA is authorized to exercise all such rights as currently or in the past exercised by it with respect to any Intellectual Property Assets owned by a third party. JJMA is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement relating to the Intellectual Property Assets.

(e)	Claims Made by JJMA. JJMA has made no claim, and to JJMA’s Knowledge, there are no events or circumstances that could reasonably be expected to give rise to a claim, of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of JJMA) of JJMA’s rights to, or in connection with, any Intellectual Property Assets. JJMA has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Assets.

(f)	Trade Secrets. With respect to JJMA Trade Secrets either individually or collectively material to the financial condition, business or operations of JJMA or any Contract of JJMA, the documentation relating to such JJMA Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Such JJMA Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than JJMA) or to the detriment of JJMA

(g) [Intentionally omitted].

(h)	Confidentiality Agreements. Except as set forth in Schedule 3.21(h) of the JJMA Disclosure Schedules, JJMA has entered into confidentiality agreements with all its current employees. The agreements include provisions that protect and preserve the confidentiality of all JJMA’s Trade Secrets and other proprietary and confidential information, including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms, and processes, and JJMA has not authorized any former employee to disclose, use, copy, publish, summarize or remove from JJMA’s premises any Intellectual Property Assets of JJMA. All disclosure of such information by JJMA to, and use by, any third party (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable Order) has been pursuant to the terms of a written confidentiality agreement between such third party and JJMA. JJMA has neither breached any agreements of non-disclosure or confidentiality nor is it currently alleged or claimed to have done so.

(i)	Government Compliance. With respect to JJMA Intellectual Property, JJMA is not in default of any Government Contracts or regulations, including, but not limited to, any Federal Acquisition Regulations (FARS) or Defense Federal Acquisition Regulations (DFARS) that may apply thereto. Intellectual Property Assets owned by JJMA have been developed solely at JJMA’s expense, with no costs being allocated to any Contract with any Governmental Body. Except as set forth in Schedule 3.21(i), JJMA has taken all steps required under the FARS and DFARS to retain copyright, patent rights and ownership rights in Intellectual Property Assets owned by JJMA. Except as set out in Schedule 3.21(h) JJMA has not delivered any Intellectual Property Assets owned by it to any Governmental Body with unrestricted or unlimited rights.

(j)	All registrations and applications made by or assigned to JJMA with respect to the Intellectual Property Assets are valid, have been properly made, have been properly maintained and not abandoned, and are held solely in the name of JJMA as the exclusive owner or assignee of all rights therein, and all necessary steps have been taken to prosecute the applications in a timely manner

3.22 Certain Payments. Except as set forth in Schedule 3.22 of the JJMA Disclosure Schedules, neither JJMA nor, to JJMA’s Knowledge, any director, officer, agent, or employee of JJMA, or any other Person associated with or acting for or on behalf of JJMA, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Law; or (b) established or maintained any fund or Asset that has not been recorded in the books and records of JJMA.

3.23 Relationships with Related Persons. Except as set forth in Schedule 3.23 of the JJMA Disclosure Schedules, no JJMA Knowledgeable Employee or any Related Person of any JJMA Knowledgeable Employee, presently has or within the past three (3) years has had, any interest in any Assets, used in or pertaining to JJMA’s businesses, been a party to any transaction with JJMA including any Contract, arrangement or other commitment. No JJMA Knowledgeable Employee nor any Related Person of any JJMA Knowledgeable Employee, owns, or within the past three (3) years has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had material business dealings or a material financial interest in any transaction with JJMA.

3.24 No Subsidiaries. Except as set forth on Schedule 3.24 of the JJMA Disclosure Schedules, JJMA does not have any Subsidiaries, does not own any capital stock or other equity securities of or any debt interest in any other corporation and does not have any other type of ownership interest in any other Person.

3.25 Investment Intent and Accredited Investor.

(a)	The Buyer Shares to be acquired by the Seller pursuant to this Agreement are being or will be acquired for the account of the JJMA ESOP, for investment and not with a view to the distribution thereof within the meaning of the Securities Act and the Seller has no intention of distributing or reselling such securities or any part thereof (except for distributions made to plan participants and their beneficiaries in accordance with the terms of the applicable plan documents, without prejudice, however, to the rights of Seller at all times to sell or otherwise dispose of all or any part of the Buyer Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Seller’s property being at all times within its control.

(b)	The Seller understands that the Buyer Shares have not been registered under the Securities Act, by reason of their issuance by the Buyer in a transaction exempt from the registration requirements of the Securities Act and that the transactions contemplated by this Agreement have not been reviewed by, passed on or submitted to any Federal or state agency where an exemption is being relied upon, and that the Buyer’s reliance thereon is based in part upon the representations made by the Seller in this Agreement.

(c)	The Seller understands that until such time as the Buyer Shares are registered pursuant to the provisions of the Securities Act, any certificate or certificates representing the Buyer Shares delivered pursuant to Section 2.02, or thereafter upon transfer, exchange or substitution, will bear a legend in substantially the following form, in addition to any legend required by the Certificate of Incorporation of the Buyer:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

(d)	Seller is an employee benefit plan within the meaning of ERISA and either (i) its investment decisions are made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (ii) the Seller has total assets in excess of $5,000,000 or is a self-directed plan with investment decisions made solely by persons that are accredited investors within the meaning of Rule 501(a) of the Securities Act.

3.26 Insolvency Proceedings.

(a)	Neither JJMA, Seller nor any of the JJMA Common Stock or Assets of JJMA is the subject of any pending or Threatened insolvency proceedings of any character.

(b)	JJMA has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. JJMA is not insolvent and will not become insolvent as a result of entering into this Agreement.

3.27 No Other Agreement To Sell. Neither JJMA nor Seller has any legal obligation, absolute or contingent, to any other Person to sell, encumber (other than pursuant to obligations under the JJMA ESOP documents) or otherwise transfer JJMA, the JJMA Common Stock, or JJMA’s Assets or business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving JJMA, or to enter into any agreement with respect thereto.

3.28 Bank Accounts. Schedule 3.28 of the JJMA Disclosure Schedules lists the names and locations of all banks and other financial institutions with which JJMA maintains an account (or at which an account is maintained to which JJMA has access as to which deposits are made on behalf of JJMA), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by JJMA.

3.29 Suppliers and Customers. Schedule 3.29 of the JJMA Disclosure Schedules lists, by dollar volume paid for the twelve (12) months ended on December 31, 2004, the ten (10) largest suppliers of goods or services and the ten (10) largest customers of JJMA. Except as set forth in Schedule 3.29 of the JJMA Disclosure Schedules, the relationships of JJMA with such suppliers and customers are good commercial working relationships and (a) no Person listed on Schedule 3.29 of the JJMA Disclosure Schedules within the last twelve (12) months has threatened to cancel or otherwise terminate, or to the Knowledge of JJMA, intends to cancel or otherwise terminate, any relationships of such Person with JJMA, (b) no such Person has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, or to the Knowledge of JJMA, intends to modify materially its relationships with JJMA or intends to decrease or limit materially its services or supplies to JJMA or its usage or purchase of the services or products of JJMA and (c) to the Knowledge of JJMA, the acquisition by the Buyer of the JJMA Common Stock and the consummation of the Contemplated Transactions will not affect the relationship of JJMA with any supplier or customer listed on Schedule 3.29 of the JJMA Disclosure Schedules.

3.30 Disclosure.

(a)	No representations or warranties by JJMA and/or the SAR/Option Holders in this Agreement (including, without limitation, the JJMA Disclosure Schedules), or in any other Collateral Documents, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the JJMA Disclosure Schedules and the other Collateral Documents, any fact necessary to make the statements or facts contained therein not misleading.

(b)	No representations or warranties by Seller in this Agreement (including without limitation, the JJMA Disclosure Schedules) or in any other Collateral Document (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the JJMA Disclosure Schedules and the other Collateral Documents, any fact necessary to make the statements or facts contained therein not misleading.

3.31 Organizational Conflicts of Interest. To the Knowledge of JJMA, in the past six (6) years, JJMA has not had access to non-public information, or provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, prepared specifications or statements of work, or engaged in any other conduct that would create in any current Governmental Body procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with JJMA.

3.32 Government Audits. Except as set forth on Schedule 3.32 of the JJMA Disclosure Schedules, and except for contract audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect on JJMA, JJMA has not received any official notice that it is or was being specifically audited or investigated by any Governmental Body, nor, to the Knowledge of JJMA, has such audit or investigation been Threatened.

3.33 Export/Import Compliance Except as set forth on Schedule 3.33 of the JJMA Disclosure Schedules, JJMA is in compliance with all United States import and export Laws, including without limitation those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 Code of Federal Regulations (“CFR”), Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599; and any other U.S. governmental agency or entity with authority to regulate JJMA, the JJMA Shares, JJMA’s business and Assets. Except as set forth on Schedule 3.33 of the JJMA Disclosure Schedules, JJMA has not, within the last five (5) years, violated any United States import or export Laws (including without limitation the Laws specified in the first sentence of this Section 3.33), or been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Body or made a voluntary disclosure with respect to violations of such Laws. JJMA has conducted an independent export and import compliance audit and disclosed any and all violations or potential violations by JJMA of import and export Laws (including without limitation the Laws specified in the first sentence of this Section 3.33) within the last five (5) years to the appropriate Governmental Bodies.

3.34 Government Contracts.

(a)	(i) Schedule 3.34 (a)(i) of the JJMA Disclosure Schedules lists all Current Government Contracts (except for task orders and blanket purchasing agreements pursuant to Government Contracts), and with respect to each such listed Government Contract, Schedule 3.34(a)(i) of the JJMA Disclosure Schedules accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the Current Government Contract is premised on JJMA’s small business status, small disadvantaged business status, protégé status, or other preferential status.

(ii)	Schedule 3.34(a)(ii) of the JJMA Disclosure Schedules lists all task orders related to products or services that have not been completed by JJMA.

(iii)	Schedule 3.34(a)(iii) of the JJMA Disclosure Schedules lists all Government Bids, including task order bids under current Government Contracts submitted by JJMA and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Bid, Schedule 3.34(a)(iii) of the JJMA Disclosure Schedules accurately lists: (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the estimated period of performance; (E) the estimated value based on the proposal, if any; and (F) except for Government Bids for task orders, whether such Government Bid is premised on the JJMA’s small business status, small disadvantaged business status, protégé status, or other preferential status. JJMA has delivered to Buyer true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Bids and provided access to Buyer to true and correct copies of all material documentation related thereto requested by Buyer. JJMA has not made any representation with regard to the amount or likelihood of any awards under such Government Bids.

(b)	Except as set forth on Schedule 3.34(b) of the JJMA Disclosure Schedules, (i) JJMA has not received written notification of cost, schedule, technical or quality problems (or other defaults or disputes) that could reasonably result in claims against JJMA (or successors in interest) by a Governmental Body, a prime contractor or a higher-tier subcontractor; (ii) there are no Government Contracts pursuant to which JJMA is, to the Knowledge of JJMA, reasonably likely in the near future to experience cost, schedule, technical or quality problems (or other defaults or disputes) that could reasonably result in claims against JJMA (or successors in interest) by a Governmental Body, a prime contractor or a higher-tier subcontractor; (iii) to the Knowledge of JJMA, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) except for task orders under Government Contracts, the Government Contracts are not currently the subject of bid or award protest proceedings, and no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; or (v) no Person has notified JJMA that any Governmental Body intends to seek JJMA’s agreement to lower rates under any of the Government Contracts or Government Bids, including but not limited to any task order under any Government Bids.

(c)	Except as set forth on Schedule 3.34(c) of the JJMA Disclosure Schedules, since December 31, 1999, (i) JJMA has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party; (ii) JJMA has complied, in all material respects, with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (iii) the representations, certifications, and warranties made by JJMA with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and JJMA has fully complied with all such certifications in all material respects; (iv) (A) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid, (B) no negative determination of responsibility has been issued against JJMA with respect to any quotation or Government Bid or proposal submitted to any Governmental Body; and (C) to the Knowledge of JJMA, no event, condition or omission has occurred or exists that would constitute grounds for such action with respect to (A) or (B); (v) no past performance evaluation received by JJMA with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (vi) no money due to JJMA pertaining to any Government Contract or Government Bid has been withheld or set-off.

(d)	Except as set forth in Schedule 3.34(d) of the JJMA Disclosure Schedules, with respect to the Government Contracts, no Governmental Body, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified JJMA of any actual or, to the Knowledge of JJMA, alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts to JJMA in the future.

(e)	JJMA has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of JJMA by any Governmental Body as a result of defective cost and pricing data submitted to any Governmental Body. JJMA is not participating in any pending claim and, to the Knowledge of JJMA, has no interest in any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f)	Except as set forth on Schedule 3.34(f) of the JJMA Disclosure Schedules, (i) JJMA has not received any written or, to the Knowledge of JJMA, any oral, show cause, cure, default or similar notice relating to the Government Contracts; (ii) no Government Contract has been terminated for default in the past three (3) years; or (iii) JJMA has not received any written or, to the Knowledge of JJMA, any oral, notice during the past three (3) years terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

(g)	Except as set forth on Schedule 3.34(g) of the JJMA Disclosure Schedules since December 31, 1999, JJMA has not received any written or, to the Knowledge of JJMA, any oral, notice of any outstanding claims or contract disputes to which JJMA is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Body, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h)	JJMA has never been and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of JJMA, Threatened against JJMA or any of its officers or employees. To the Knowledge of JJMA, there is no valid basis for JJMA’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Body.

(i)	Except as set forth on Schedule 3.34(i) of the JJMA Disclosure Schedules, since December 31, 1999, (i) JJMA has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Body including without limitation the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney) relating to any Government Contract, (ii) JJMA has not received notice of, and to the Knowledge of JJMA, JJMA has not undergone any investigation or review relating to any Government Contract, and (iii) to the Knowledge of JJMA, no such audit, review, inspection, investigation, survey or examination of records is Threatened. JJMA has not received any notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.34(i) of the JJMA Disclosure Schedules, has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on JJMA.

(j)	During the last five (5) years, JJMA has not made any voluntary disclosure in writing to any Governmental Body with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(k)	JJMA has not received any written notice that any, and to the Knowledge of JJMA, none of JJMA’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Body with respect to the conduct of the business of JJMA. JJMA has not received written notice of any, and to the Knowledge of JJMA, there is no pending investigation of any officer, employee or Representative of JJMA, nor within the last five (5) years has there been any audit or investigation of JJMA or any officer, employee or Representative of JJMA relating to the business of JJMA resulting in a finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that would have a Material Adverse Effect on JJMA.

(l)	All of JJMA’s indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates.

(m)	JJMA is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(n)	Except as set forth on Schedule 3.34(n) of the JJMA Disclosure Schedules, to the Knowledge of JJMA, there are no events or omissions that would reasonably be expected to result in (i) a material claim against JJMA by a Governmental Body or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a material dispute between JJMA and a Governmental Body or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

(o)	Since December 31, 1999, JJMA has undertaken no internal audit of any events or omissions that, at the time of the audit, JJMA reasonably expected to materially adversely affect the performance of a Government Contract or Government Bid or a Material Adverse Effect on JJMA. To the Knowledge of JJMA, (i) all Government Bids listed on Schedule 3.34(a) of the JJMA Disclosure Schedules were submitted in the Ordinary Course of Business of JJMA, (ii) all Government Bids listed on Schedule 3.34(a) of the JJMA Disclosure Schedules were based on assumptions believed by the management of JJMA to be reasonable, and (iii) JJMA reasonably believes all Government Bids listed on Schedule 3.34(a) of the JJMA Disclosure Schedules are capable of performance by JJMA in accordance with the terms and conditions of such Government Bid without a total program loss (calculated in accordance with JJMA’s accounting principles consistently applied).

(p)	Except as set forth on Schedule 3.34(p) of the JJMA Disclosure Schedules, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding $25,000. No payment has been made by JJMA, or to the Knowledge of JJMA, by a Person acting on JJMA’s behalf, to any Person (other than to any bona fide employee or agent of JJMA, as defined in subpart 3.4 of the Federal Acquisition Regulations) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws.

(q)	Except as set forth on Schedule 3.34(q) of the JJMA Disclosure Schedules, JJMA has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(r)	Except as set forth on Schedule 3.34(r) of the JJMA Disclosure Schedules, JJMA has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for all years through 2002, and those years are closed.

(s)	As of the date hereof, no Personal Property, leasehold improvements, equipment or fixtures were loaned, bailed or otherwise furnished to JJMA by or on behalf of the United States Government.

(t)	To the Knowledge of JJMA, (i) no claims exist against JJMA with respect to express warranties and guarantees contained in Government Contracts on products or services provided by JJMA; (ii) no such claims of a material nature have been made against JJMA in the past 5 years; (iii) no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on JJMA; and (iv) JJMA has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(u)	Except to the extent prohibited by applicable Law, Schedule 3.34(u) of the JJMA Disclosure Schedules sets forth all material facility security clearances held by JJMA.

(v)	Except as set forth on Schedule 3.34(v) of the JJMA Disclosure Schedules, during the last five (5) years, JJMA has not conducted any internal investigation in connection with which JJMA has used any legal counsel, auditor, accountant or investigation.

(w)	Except as set forth on Schedule 3.34(w) of the JJMA Disclosure Schedules, JJMA has not made any expenditures or incurred costs or obligations in excess of any applicable limitation of governmental liability, limitation of cost, limitation of funds or any similar restriction limiting any Governmental Body’s liability on any Current Government Contract (including without limitation any work performed “at risk” in advance of funding.

3.35	Defense Articles, Defense Services and Technical Data. Except as set forth on Schedule 3.35 of the JJMA Disclosure Schedules, since JJMA’s inception, it has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

3.36 JJMA ESOP

(a)	The JJMA ESOP was validly authorized and established in accordance with all applicable laws, regulations, and rulings. The Seller is a trust duly formed in accordance with the laws of the State of New York, and the Seller is validly existing under the laws of the State of New York. The Seller Trustee has been duly appointed by JJMA to serve as the trustee of the Seller.

(b)	The JJMA ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the IRC and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the IRC. The Seller is now and has at all times since inception been, qualified under Section 501(a) of the IRC. The shares of JJMA Common Stock held by the JJMA ESOP constitute “employer securities,” as defined in Section 409(l) of the IRC, and “qualifying employer securities”, as defined in Section 407(d)(5) of ERISA. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of the JJMA ESOP or the Seller.

(c)	The JJMA ESOP complies, and has been administered and operated in compliance, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring the JJMA ESOP into conformity in all material respects with all of the applicable provisions of the IRC, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and as disclosed on Schedule 3.36(c) of the JJMA Disclosure Schedules. No individual who has performed services for JJMA has been improperly excluded from participation in the JJMA ESOP. The JJMA ESOP complies in all respects with Section 409(p) of the IRC and, as of the Closing Date, neither JJMA nor any participant in the JJMA ESOP is or may be subject to liability by reason of Section 4979A of the IRC.

(d)	Neither JJMA nor any “party in interest” or “disqualified person” with respect to the JJMA ESOP has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the IRC or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any JJMA ESOP. The Contemplated Transactions do not constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to part 502(i) of ERISA or the Tax or penalty on prohibited transactions imposed by Section 4975 of the IRC.

(e)	There is no existing Indebtedness of the JJMA ESOP, Seller or JJMA relating to the JJMA ESOP, except as disclosed on Schedule 3.36(e) of the JJMA Disclosure Schedule. JJMA has performed all of its obligations under the JJMA ESOP except for such obligations which would not, either individually or collectively, have a Material Adverse Effect on JJMA.

(f)	Schedule 3.36(f) of the JJMA Disclosure Schedules sets forth any documents that provide for indemnification of the fiduciaries of the JJMA ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the JJMA ESOP or the Contemplated Transactions.

(g)	Schedule 3.36(g) of the JJMA Disclosure Schedules contains a list of all participants in the JJMA ESOP (including active employees, former employees, beneficiaries of deceased participants and alternate payees), and the number of shares of JJMA Common Stock allocated to each participant’s accounts under the JJMA ESOP. As of the Closing Date, all shares of stock held by the JJMA ESOP are allocated to participants’ accounts.

(h)	Seller has delivered, or caused to be delivered, to Buyer all documents that set forth the terms and policies of the JJMA ESOP, and of any related trust, including all plan descriptions, amendments and summary plan descriptions. In addition, Seller has delivered, or caused to be delivered, to Buyer all Contracts with third party administrators, insurance companies, actuaries, investment managers, consultants, appraisers and other independent contractors that relate to the JJMA ESOP.

(i)	JJMA may amend or terminate the JJMA ESOP at any time by means of a corporate resolution. The Trust Agreement with the Seller Trustee and all other service agreements relating to the JJMA ESOP likewise can be amended or terminated by JJMA unilaterally without notice or with advance notice of not more than thirty (30) days.

(j)	For purposes of Section 3.13 and this Section 3.36, the term “JJMA” includes all organizations under common control within the meaning of Section 4001(b)(1) of ERISA with JJMA or (ii) which together with JJMA is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the IRC.

3.37 Certain International Business Practices and International Trade Laws and Regulations. Except as set forth on Schedule 3.37 of the JJMA Disclosure Schedule, neither (i) JJMA, nor (ii) any director, officer or employee of JJMA, nor (iii) to JJMA’s Knowledge, any other Representative of JJMA acting on JJMA’s behalf with respect to the business, operations or Assets of JJMA, has directly or indirectly:

(a)	made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction;

(b)	established or maintained any unrecorded fund or asset for any improper purpose or made any false entries on the books and records of JJMA for any reason;

(c)	made or agreed to make any improper contribution, or improperly reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office;

(d)	paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Assets, business or operations of JJMA, and which JJMA, or any officer, director, agent or employee of JJMA had Knowledge or reason to believe was illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction;

(e)	violated any of the International Trade Laws and Regulations applicable to such Person in connection with the conduct of JJMA’s business (including as the same relates to record keeping requirements);

(f)	been the subject of any civil or criminal investigation, litigation, audit, penalty, proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial orders, suspension of export privileges, governmental sanctions, or any other action, proceeding or claim by any foreign, federal, state or local governmental agency involving or otherwise relating to any alleged or actual violation of International Trade Laws and Regulations or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to any International Trade Laws and Regulations, and to the Knowledge of JJMA, there is no reasonable basis for any of the foregoing;

(g)	made or provided any material false statement or material omission to any agency of any federal, state or local government, purchaser of products or services, or foreign government or foreign agency, in connection with the importation of merchandise (including the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, or other statements or certificates concerning origin, quota or visa rights) or other approvals required by a foreign government or agency or any other requirement relating to any International Trade Laws and Regulations; or

(h)	engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States Government.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Each of the representations and warranties set forth below in this Section 4 is made subject to the disclosures and exceptions set forth on the corresponding section of the Buyer Disclosure Schedules. Buyer hereby represents and warrants to the Equity Participants that the statements contained in Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.01 Organization and Good Standing.

(a)	Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and Assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Buyer and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect on Buyer.

(b)	Buyer has made available to the Equity Participants true, complete and correct copies of the Organizational Documents of Buyer as currently in effect.

4.02 Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable against it in accordance with its terms subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors rights and to general equitable principles. Upon the execution and delivery by Buyer of this Agreement and the Collateral Documents to which it is a party, and assuming due execution and delivery thereof by all other parties thereto, this Agreement and the Collateral Documents to which Buyer is a party will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, requisite corporate and other power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and any of the Collateral Documents to which it is a party and to consummate the Contemplated Transactions, including without limitation without further approval or ratification by the participants of the Buyer KSOP. The execution, delivery and performance of this Agreement and the other Collateral documents to which Buyer is a party have been duly authorized by all requisite corporate or other action and Buyer.

(b)	Except as set forth in Schedule 4.02(b) of the Buyer Disclosure Schedules, neither the execution, delivery nor performance of this Agreement or any of the Collateral Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions will:

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which Buyer or any of the Assets owned or used by Buyer, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer;

(iv)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract to which it is a party or to which its Assets are bound; or

(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets owned or used by Buyer.

(c)	Except as set forth in Schedule 4.02(c) of the Buyer Disclosure Schedules, Buyer neither is nor will be required to make any filing, give any notice to, or obtain any Consent or Governmental Authorization from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

4.03 Capitalization. (i) The authorized equity securities of Buyer consist of 8,000,000 shares of common stock, $0.01 par value per share, (ii) the issued and outstanding shares of Buyer common stock are set forth on Schedule 4.03 of the Buyer Disclosure Schedules; (iii) the Buyer ESOT is and will be on the Closing Date the record and beneficial owner and holder of all of the issued and outstanding shares of Buyer common stock; (iv) except as set forth in Schedule 4.03 of the Buyer Disclosure Schedules, on the Closing Date, the Buyer Shares will be free and clear of all Encumbrances so that Seller shall receive all right and title to the Buyer Shares upon their conveyance; (v) all of the issued and outstanding shares of Buyer common stock have been duly authorized and validly issued and are fully paid and nonassessable; and (vi) none of the issued and outstanding shares of Buyer common stock were issued in violation of any other Law.

4.04 Brokers or Finders. Except as described on Schedule 4.04 of the Buyer Disclosure Schedules, neither Buyer or any of its Subsidiaries nor any of their officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.05 Taxes.

(a)	Buyer and its Subsidiaries have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to them pursuant to applicable Law. Buyer and its Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or pursuant to any assessment received by Buyer or any of its Subsidiaries, except such Taxes, if any, as are listed in Schedule 4.05(a) of the Buyer Disclosure Schedules and are being contested in good faith. Schedule 4.05(a) of the Buyer Disclosure Schedules contains a list of any pending Tax issues or Tax audits.

(b)	The United States federal income Tax Returns of Buyer and its Subsidiaries have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years ended prior to September 30, 2003, all deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings; and the state income Tax Returns of Buyer and its Subsidiaries have not been audited. Neither Buyer nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is not or would not be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Buyer or any of its Subsidiaries or for which Buyer or any of its Subsidiaries may be liable.

(c)	The charges, accruals, and reserves with respect to Taxes on the respective books of Buyer and its Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to Buyer’s and its Subsidiaries’ liability for Taxes; there exists no proposed Tax assessment against Buyer or any of its Subsidiaries except as disclosed in the Buyer Financial Statements or in Schedule 4.05(c) of the Buyer Disclosure Schedules; no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or Assets held, acquired, or to be acquired by Buyer or any of its Subsidiaries; and all Taxes that Buyer or any of its Subsidiaries are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)	All Tax Returns filed by Buyer and its Subsidiaries are true, correct, and complete in all material respects and there is no Tax sharing agreement that will require any payment by Buyer or any of its Subsidiaries after the date of this Agreement. Buyer has been a validly electing S corporation within the meaning of IRC sections 1361 and 1362 at all times since October 11, 2001. Schedule 4.05(d) of the Buyer Disclosure Schedules lists all the states with respect to which Buyer or any of its Subsidiaries is required to file any corporate, income or franchise Tax Returns and sets forth whether Buyer or any its Subsidiaries is treated as the equivalent of an S corporation by or with respect to each such state. Buyer and its Subsidiaries have properly filed Tax Returns with and paid or discharged any liabilities for taxes in any states or localities in which any of them is subject to Tax.

(e)	Buyer has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(f)	Buyer is not now and has not at any time been a member of any “Affiliated Group”, as such term is defined in IRC Section 1504(a), required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis.

(g)	Buyer has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require Buyer to make any adjustment to its computation of income pursuant to IRC Section 481(a) (or any predecessor provision), there is no application pending with any Tax authority or Governmental Body requesting permission for any such change in any accounting method of Buyer and no Tax authority or Governmental Body has proposed in writing any such adjustment or change in accounting method and there has been no oral proposal based upon personal contact of any agent of a Tax authority or Governmental Body with any employee or representative of Buyer.

(h)	Buyer has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

(i)	There are no liens for Taxes upon the assets or properties of Buyer, except for statutory liens for current Taxes not yet due, and Buyer has no Knowledge of any claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets or properties of Buyer.

(j)	Buyer has not entered into a transaction that is being accounted for under the installment method of IRC Section 453 or similar provision of state, local or foreign Law.

(k)	No property owned by Buyer (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of IRC Section 168(h)(1) or (iii) is “tax-exempt bond financed property” within the meaning of IRC Section 168(g)(5).

(l)	Buyer does not owe any “corporate acquisition indebtedness” within the meaning of IRC Section 279.

(m)	Any adjustment of Taxes of Buyer made by a Tax authority or Governmental Body, which is required to be reported to another Tax authority or Government Body, has been so reported.

4.06 No Material Adverse Effect. Since September 30, 2004, there has not been any event, fact, condition, change, circumstance, occurrence or effect which constitutes, or that would reasonably be expected to result in the future in, a Material Adverse Effect with respect to Buyer.

4.07 Employee Benefits.

(a)	As used in this Section 4.07, the following terms have the meanings set forth below.

“Buyer ERISA Affiliate” means any entity that, together with JJMA, would be treated as a single employer under IRC § 414.

“Buyer Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by Buyer or any of its Subsidiaries.

“Buyer Plan” means all Plans of which Buyer or any Buyer ERISA Affiliate is or was a Plan Sponsor, or to which Buyer or any of its Subsidiaries otherwise contributes or has contributed or with respect to which Buyer may have liability, or in which Buyer or any of its Subsidiaries participates or has participated. All references to Plans are to Buyer Plans unless the context requires otherwise.

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, stock plans, bonus plans, and fringe benefits within the meaning of IRC §§ 125 and 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq.

“Welfare Plan” has the meaning given in ERISA § 3(1).

(a)	Schedule 4.07(b) of the Buyer Disclosure Schedules was prepared on behalf of Buyer and contains a list of all Buyer Plans, and Buyer Other Benefit Obligations. Such Schedule is accurate in all material respects. All such Buyer Plans and Buyer Other Benefit Obligations have been operated in all material respects in compliance with their terms and applicable Law.

(b)	On the written request of Seller, Buyer will make available to Seller, (to the extent not previously delivered to Seller prior to the date of this Agreement):

(i)	all documents that set forth the terms and policies of each Buyer Plan, Buyer Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of Buyer Plans for which Buyer or any of its Subsidiaries is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Buyer Plans, Buyer Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii)	all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Buyer or any of its Subsidiaries, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iii)	a written description of any Buyer Plan or Buyer Other Benefit Obligation that is not otherwise in writing;

(iv)	all registration statements filed with respect to any Buyer Plan;

(v)	all contracts with third party administrators, actuaries, investment managers, consultants, appraisers and other independent contractors that relate to any Buyer Plan, or Buyer Other Benefit Obligation;

(vi)	all reports (other than valuations) submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, appraisers or other independent contractors with respect to any Buyer Plan, or Buyer Other Benefit Obligation;

(vii)	the Form 5500 filed in each of the most recent three plan years, including all schedules thereto and the opinions of independent accountants;

(viii)	all notices and correspondence that were given by the IRS, the PBGC, or the Department of Labor to Buyer or any of its Subsidiaries, or any Buyer Plan within the four years preceding the date of this Agreement; and

(ix)	with respect to Qualified Plans, the most recent determination letter for each Plan of Buyer that is a Qualified Plan.

(c)	Except as set forth in Schedule 4.07(d) of the Buyer Disclosure Schedules:

(i)	Buyer and its Subsidiaries have performed all of their obligations under all Buyer Plans and Buyer Other Benefit Obligations except for such obligations which would not, either individually or collectively, have a Material Adverse Effect on the Buyer. Buyer and its Subsidiaries have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

(ii)	No statement, either written or oral, has been made by Buyer or any of its Subsidiaries to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a Material Adverse Effect on Buyer.

(iii)	There has been no establishment or amendment of any Buyer Plan or Buyer Other Benefit Obligation.

(iv)	Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Buyer Plan, or Buyer Other Benefit Obligation is pending or is Threatened.

(v)	Each Qualified Plan of Buyer and its Subsidiaries is qualified in form and operation under IRC § 401(a); each trust for each such Qualified Plan is exempt from federal income tax under IRC § 501(a). To the Knowledge of Buyer, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(vi)	Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, neither Buyer nor any of its Subsidiaries provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(vii)	Buyer and its Subsidiaries have the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(viii)	No payment that is owed or may become due to any director, officer, employee, or agent of Buyer or any of its Subsidiaries will be non-deductible to Buyer or any of its Subsidiaries or subject to Tax under IRC § 4999; nor will Buyer or any of its Subsidiaries be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(ix)	The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

4.08 Compliance with Law; Governmental Authorizations. (a) Except as set forth in Schedule 4.08(a) of the Buyer Disclosure Schedules:

(i)	Buyer is in compliance with each Law that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and the violation of which would have a Material Adverse Effect on Buyer; and

(ii)	Buyer has not received any written notice from any Governmental Body or any other Person regarding (A) any actual or alleged, violation of, or failure to comply with, any Law, or (B) any actual or alleged, obligation on the part of Buyer or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which in either case would have a Material Adverse Effect on Buyer.

(a)	Each Governmental Authorization that is material to the financial condition, business or operations of Buyer and its Subsidiaries taken as a whole is valid and in full force and effect. Except as set forth in Schedule 4.08(b) of the Buyer Disclosure Schedules with respect to such Governmental Authorizations:

Buyer and each of its Subsidiaries is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization;

neither Buyer nor any of its Subsidiaries has received any notice from any Governmental Body or any other Person regarding (A) any actual or alleged, violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed, revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization which in either case would have a Material Adverse Effect on Buyer; and

(iii)	all applications and other filings required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies except as would not have a Material Adverse Effect on Buyer.

4.09 Legal Proceedings; Orders.

(a)	Except as set forth in Schedule 4.09(a) of the Buyer Disclosure Schedules, there are no Proceedings pending, or to Buyer’s Knowledge, Threatened against Buyer or any of its Subsidiaries or any of their respective directors or officers or Assets that would have a Material Adverse Effect on Buyer.

(b)	Buyer has made available to JJMA and the Equity Participants copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 4.09(a) of the Buyer Disclosure Schedules.

(c)	Except as set forth on Schedule 4.09(c) of the Buyer Disclosure Schedules, there is no Order to which Buyer or any of its Subsidiaries, or any of the Assets owned or used by Buyer or any of its Subsidiaries, is subject or that relates to the business of, or any of the Assets owned or used by, Buyer or any of its Subsidiaries which would have a Material Adverse Effect on Buyer.

4.10 Investment Intent and Accredited Investor.

(a)	The JJMA Shares to be acquired by the Buyer pursuant to this Agreement are being or will be acquired for the account of the Buyer, for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and the Buyer has no intention of distributing or reselling such securities or any part thereof, without prejudice, however, to the rights of Buyer at all times to sell or otherwise dispose of all or any part of the JJMA Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Buyer property being at all times within its control.

(b)	The Buyer understands that the JJMA Shares have not been registered under the Securities Act, by reason of their sale by the Seller in a transaction exempt from the registration requirements of the Securities Act and that the transactions contemplated by this Agreement have not been reviewed by, passed on or submitted to any Federal or state agency where an exemption is being relied upon, and that the Seller’s reliance thereon is based in part upon the representations made by the Buyer in this Agreement.

4.11 Reports and Financial Statements. The Buyer has delivered or otherwise made available to Seller complete and accurate copies, as amended or supplemented, of (a) its Post-Effective Amendment No. 5 to its Registration Statement on Form S-1, dated January 24, 2005; (b) Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission (the “SEC”), and (c) all other reports, registrations statements or other filings made by the Buyer under the Exchange Act or the Securities Act with the SEC since September 30, 2004 (the reports and filings listed in (a)-(c) above are hereinafter referred to as the “Buyer SEC Reports”). The Buyer SEC Reports include all of the documents required to be filed by the Buyer under Section 15(d) of the Exchange Act with the SEC since September 30, 2004. The Buyer SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited financial statements of the Buyer included in the Buyer SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in all material respects in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act, (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Buyer.

4.12 Absence of Certain Changes and Events. Except as set forth in Schedule 4.12 of the Buyer Disclosure Schedules or as disclosed in the Buyer SEC Reports, since September 30, 2004, there has not been any:

(a)	change in Buyer’s authorized or issued capital stock or declaration of any dividend or other distribution or any payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of Buyer;

(c)	damage to or destruction or loss of any Asset of Buyer, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect on Buyer;

(d)	material change in the accounting methods used by Buyer or any change (whether material or not) not in conformity with GAAP; or

(e)	commitment made to, or liability incurred to, any labor organization;

(f)	other than in the Ordinary Course of Business, capital investment in, any loan to, or any acquisition of the securities or the business of, any other Person (or series of related capital investments, loans, and acquisitions);

(g)	declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind

(h)	settlement, compromise or commencement of any litigation which has had, or would reasonably be expected to have, a Material Adverse Effect on Buyer; or

(i) agreement by Buyer to do any of the foregoing.

4.13 No Undisclosed Liabilities. Except as set forth in Schedule 4.13 to the Buyer Disclosure Schedules, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature which are required to be disclosed by Buyer under the Securities Act and/or the Exchange Act which are not disclosed, reflected or reserved against the Buyer SEC Reports.

4.14 Contracts; No Defaults. Except as set forth in Schedule 4.14 of the Buyer Disclosure Schedules, there is no violation, Breach or default by Buyer under any Applicable Contract, which violation, Breach or default is required to be disclosed by Buyer under the Securities Act and/or the Exchange Act that is not disclosed in the Buyer SEC Reports.

ARTICLE 5

COVENANTS OF JJMA AND THE EQUITY PARTICIPANTS PRIOR TO CLOSING DATE

5.01 Access and Investigation. Between the date of this Agreement and the Closing Date, JJMA will (a) afford Buyer and its Representatives, upon their reasonable request and JJMA’s approval (not to be unreasonably withheld), access to JJMA’s officers, Assets, properties, contracts, books and records, and other documents and data, (b) make available for copying to Buyer and its Representatives all such contracts, books and records, and other existing documents and data as Buyer or its Representatives may reasonably request, and (c) make available to Buyer and its Representatives such additional financial, operating, and other data and information as Buyer or its Representatives may reasonably request. No investigation by Buyer or its representatives shall diminish or obviate any of the representations, warranties, covenants or agreements of JJMA or the Equity Participants contained herein.

5.02 Operation of the Business of JJMA. Between the date of this Agreement and the Closing Date, JJMA will, and the Equity Participants will cause JJMA to:

(a)	conduct the business of JJMA only in the Ordinary Course of Business;

(b)	use its Best Efforts to preserve intact the current business organization of JJMA, keep available the services of the current officers, employees, and agents of JJMA, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with JJMA;

(c)	allow Buyer to confer with certain customers of JJMA for due diligence purposes as agreed by JJMA executive officers, about particular matters as agreed by such officers;

(d)	use its Best Efforts to maintain and keep its properties and Assets in as good repair and condition as at present, ordinary wear and tear excepted, and use its reasonable Best Efforts to maintain and protect its Intellectual Property Assets;

(e)	use its Best Efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

(f)	operate its business in all material respects in compliance with all applicable Laws; and

(g)	otherwise disclose to Buyer, upon its reasonable request and to the extent permitted by applicable Law, the status of the business, operations and finances of JJMA.

5.03 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, JJMA will not, and the Equity Participants will cause JJMA not to, without the prior written consent of Buyer, take any of the actions, or fail to take any of the actions within their or its control, listed in Section 3.16(a) through (w). In addition, except as otherwise expressly permitted by this Agreement, JJMA will not and the Equity Participants will cause JJMA not to take any of the following actions:

(a)	(i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments or investments that will be liquidated prior to Closing;

(b)	sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its Assets except for dispositions of Assets that are in the Ordinary Course of Business and consistent with past practice;

(c)	incur or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, except in the Ordinary Course of Business consistent with past practice under existing loan agreements or capitalized leases;

(d)	enter into any operating lease with an aggregate value in excess of $50,000;

(e)	make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair in an amount not to exceed $25,000 or (ii) expenditures in the Ordinary Course of Business consistent with past practice in amounts not exceeding $25,000 in the aggregate;

(f)	submit any new Government Bid which, if accepted, is expected to result in a loss to JJMA or would result in a Government Contract with a backlog value in excess of $1,000,000 with respect to a cost plus contract or $100,000 with respect to a fixed price contract;

(g)	issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, SARs, phantom stock, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities derivative of, convertible into or exchangeable for such capital stock, other than the issuance of the Option Exercise Shares upon exercise of the Vested Options as provided in Section 2.01;

(h)	create any Subsidiaries or enter into any joint venture, partnership or similar arrangement; or

(i)	intentionally take, or offer or propose to take, or agree to take in writing or otherwise, (i) any of the actions described in this Section 5.03 which require the consent of Buyer, (ii) any action which would result in a breach of any of JJMA’s representations and warranties in this Agreement or (iii) any action which would result in any of the conditions set forth in Section 7 not being satisfied.

5.04 Required Approvals.

(a)	As promptly as practicable after the date of this Agreement, the Equity Participants and JJMA shall make all filings required by Law to be made by JJMA and/or the Equity Participants to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, JJMA and the Equity Participants shall (i) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Law to make in connection with the Contemplated Transactions, and (ii) cooperate with Buyer in obtaining all Consents identified in Schedule 4.02(c) of the Buyer Disclosure Schedules.

(b)	The Parties acknowledge that they have previously completed and filed a notification and report form and other required documents under the HSR Act with respect to the Contemplated Transactions. The Parties shall use their Best Efforts to obtain early termination of the applicable waiting period under the HSR Act. The Parties shall promptly furnish all materials reasonably required by any of the Governmental Bodies having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Body, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Contemplated Transactions. However, nothing contained in this Agreement will require Buyer or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates to (x) divest or hold separate any Assets of JJMA, Seller, Buyer or any of their Affiliates, (y) litigate, pursue or defend any Proceeding challenging any of the Contemplated Transactions hereby as violative of any antitrust laws or (z) take any other action that would, individually or in the aggregate, have a Material Adverse Effect on Buyer. In connection with the foregoing, each Party (i) will promptly notify the other Parties in writing of any communication received by that Party or its Affiliates from any Governmental Body having jurisdiction over such filings, and subject to applicable Law, provide the other parties with a copy of any such written communication (or written summary of any oral communication), and (ii) will not participate in any substantive meeting or discussion with any Governmental Body having jurisdiction over such filings concerning the Contemplated Transactions unless it consults with the other Parties in advance, and to the extent permitted by such Governmental Body, gives a representative of the other Parties the opportunity to attend. Each Party shall be responsible for its respective preparation costs and other expenses (including attorneys’ fees) in connection with compliance with the HSR Act; provided, that all filing fees under the HSR Act shall be borne by Buyer.

5.05 Notification. Between the date of this Agreement and the Closing Date, the Equity Participants will promptly notify Buyer in writing if any of the Equity Participants becomes aware of any fact or condition that causes or constitutes a Breach of any of the Equity Participants’ or JJMA’s representations and warranties as of the date of this Agreement, or if any of the Equity Participants becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition result in any change in the information set forth in JJMA Disclosure Schedules, the Equity Participants will promptly deliver to Buyer a supplement to the JJMA Disclosure Schedules specifying such change. Notwithstanding anything to the contrary contained in this Agreement, neither notice of any such fact or condition or supplement to the JJMA Disclosure Schedules (whether or not accepted by Buyer for purposes of Section 7.01(a) hereof) shall be deemed or constitute a waiver of any rights of Buyer hereunder, including without limitation Buyer’s rights under Section 10.02 hereof. Between the date of this Agreement and the Closing Date, the Equity Participants will promptly notify Buyer of the occurrence of any Breach of any covenant of JJMA and/or the Equity Participants in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely. In addition, during such period, the Equity Participants shall promptly notify the Buyer of any Proceeding, Order or claim of the type described in Section 3.15(a) or (c) that from the date hereof are commenced or entered, or, to the Knowledge of the Equity Participants, Threatened against JJMA or the Equity Participants or against any of their Representatives with respect to the affairs of JJMA or the Equity Participants.

5.06 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, the Equity Participants will not, and will cause JJMA and its Representatives not to, directly or indirectly solicit, initiate, encourage, or respond (other than a negative response) to any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or Assets (other than in the Ordinary Course of Business) of JJMA, or any of the JJMA Shares, or any merger, consolidation, business combination, or similar transaction involving JJMA.

5.07 Best Efforts. Between the date of this Agreement and the Closing Date, JJMA and the Equity Participants will use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied, including without limitation obtaining the Consents identified on Schedule 3.02(f) of the JJMA Disclosure Schedules.

ARTICLE 6

COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.01 Access and Investigation. Between the date of this Agreement and the Closing Date, Buyer will (a) afford the Equity Participants and their Representatives, upon their reasonable request and Buyer’s approval (not to be unreasonably withheld), access to Buyer’s officers, Assets, properties, contracts, books and records, and other documents and data, (b) make available for copying to the Equity Participants and their Representatives all such contracts, books and records, and other existing documents and data as the Equity Participants and their Representatives may reasonably request, and (c) make available to the Equity Participants and their Representatives such additional financial, operating, and other data and information as the Equity Participants and their Representatives may reasonably request. No investigation by the Equity Participants and their Representatives shall diminish or obviate any of the representations, warranties, covenants or agreements of Buyer contained herein.

6.02 Disclosure Regarding Operation of the Business of Buyer and its Subsidiaries. Between the date of this Agreement and the Closing Date, Buyer will, and will cause Buyer and its Subsidiaries to disclose to the Equity Participants, upon their reasonable request and to the extent permitted by applicable Law, the status of the business, operations and finances of Buyer and its Subsidiaries.

6.03 Required Approvals.

(a)	As promptly as practicable after the date of this Agreement, Buyer will, and will cause its Representatives to, make all filings required by Law to be made by them to consummate the Contemplated Transactions, including without limitation filings under the HSR Act. Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with the Equity Participants and JJMA with respect to all filings that the Equity Participants and JJMA elect to make or are required by Law to make in connection with the Contemplated Transactions, and (b) cooperate with the Equity Participants and JJMA in obtaining all Consents identified in Schedule 3.02(f) of the JJMA Disclosure Schedules.

(b)	The Parties acknowledge that they have previously completed and filed a notification and report form and other required documents under the HSR Act with respect to the Contemplated Transactions. The Parties shall use their Best Efforts to obtain early termination of the applicable waiting period under the HSR Act. The Parties shall promptly furnish all materials reasonably required by any of the Governmental Bodies having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Body, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Contemplated Transactions. However, nothing contained in this Agreement will require Buyer or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates to (x) divest or hold separate any Assets of JJMA, Seller, Buyer or any of their Affiliates, (y) litigate, pursue or defend any Proceeding challenging any of the Contemplated Transactions as violative of any antitrust laws or (z) take any other action that would, individually or in the aggregate, have a Material Adverse Effect on Buyer. In connection with the foregoing, each Party (i) will promptly notify the other Parties in writing of any communication received by that Party or its Affiliates from any Governmental Body having jurisdiction over such filings, and subject to applicable Law, provide the other parties with a copy of any such written communication (or written summary of any oral communication), and (ii) will not participate in any substantive meeting or discussion with any Governmental Body having jurisdiction over such filings concerning the Contemplated Transactions unless it consults with the other party in advance, and to the extent permitted by such Governmental Body, gives a representative of the other Parties the opportunity to attend. Each Party shall be responsible for its respective preparation costs and other expenses (including attorneys’ fees) in connection with compliance with the HSR Act; provided that all filing fees under the HSR Act shall be borne by Buyer.

6.04 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify the Equity Participants in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition result in any change to the information set forth in the Buyer Disclosure Schedules, Buyer will promptly deliver to the Equity Participants a supplement to the Buyer Disclosure Schedules specifying such change. Notwithstanding anything to the contrary in this Agreement, neither notice of any such fact or condition or supplement to the Buyer Disclosure Schedules (whether or not accepted by the Equity Participants for purposes of Section 8.01(a) hereof) shall be deemed or constitute a waiver of any rights of the Equity Participants hereunder, including without limitation the Equity Participants’ rights under Section 10.03 hereof. Between the date of this Agreement and the Closing Date, Buyer will promptly notify the Equity Participants of the occurrence of any Breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely. In addition, during such period, Buyer shall promptly notify the Equity Participants of any Proceeding, Order or claim of the type described in Section 4.09(a) or (c) that from the date hereof are commenced or entered, or, to the Knowledge of Buyer, Threatened against Buyer or against any of its Representatives with respect to the affairs of Buyer.

6.05 Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied, including without limitation obtaining the Consents identified on Schedule 4.02(c) of the Buyer Disclosure Schedules and causing Houlihan, Lokey Howard & Zukin to prepare and deliver a report setting forth the Buyer Shares Fair Market Value.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to take the actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing or such other date as set forth in this Agreement, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01 No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to JJMA during the period from the date of this Agreement to the Closing.

7.02 Covenants. Each of the covenants and obligations that JJMA and/or the Equity Participants are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

7.03 Consents.

(a)	All governmental, regulatory and other third party approvals and Consents required to be obtained by the Equity Participants and/or JJMA in connection with the Contemplated Transactions, and otherwise referred to herein (if any), shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon any Contemplated Transaction.

(b)	Any Person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

7.04 Additional Documents. Each of the following documents must have been delivered to Buyer:

(a)	(i) an opinion of McDermott, Will & Emery LLP, counsel to JJMA, dated the Closing Date, containing the opinions listed on Exhibit G-1 hereto and (ii) an opinion of counsel to the Seller, dated the Closing Date, containing the opinions listed on Exhibit G-2 hereto;

(b)	a certificate of an officer of JJMA, dated the Closing Date, setting forth resolutions of the board of directors of JJMA authorizing the consummation of the Contemplated Transactions and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c)	a copy of the Rights Termination Agreement duly executed by each SAR Holder;

(d)	Non-Competition, Non-Solicitation and Non-Disclosure Agreements substantially in the form of Exhibit H hereto, executed by each of P. Thomas Diamant and Anthony Serro and David Hanafourde;

(e)	Retention Agreements, substantially in the form of Exhibit I, executed by no less than fifteen (15) of the individuals set forth on Schedule 7.04(e) of the JJMA Disclosure Schedules;

(f)	certificates from the State of New York and from each jurisdiction where JJMA is qualified to do business as a foreign corporation, dated no earlier than ten (10) days prior to the Closing, as to the good standing of JJMA in such jurisdictions;

(g)	a cross-receipt executed by each of the Seller and the Option Holders in a form reasonably satisfactory to the Buyer, the Seller and the Option Holders;

(h)	resignations effective immediately following the Closing of each of the directors and officers of JJMA;

(i)	Releases, substantially in the form of (i) Exhibit J-1 hereto executed by each of Thomas Diamant and Anthony Serro, (ii) Exhibit J-2 hereto executed by David Hanafourde and (iii) Exhibit J-3 hereto executed by Ronald d’Arcy

(j)	the Escrow Agreement executed by the Equity Participant Representative and the Escrow Agent;

(k)	such other endorsements, instruments or documents as may be reasonably necessary to carry out the Contemplated Transactions

(l)	evidence reasonably satisfactory to Buyer that the John J. McMullen Associates, Inc. 1998 Stockholders’ Agreement, dated as of June 29, 1998, by and among certain equity holders of JJMA (including the Equity Participants) has been terminated; and

(m)	a fairness opinion from Duff & Phelps, stating that the Contemplated Transactions are fair to Buyer and the Buyer ESOT.

7.05 No Proceedings. No court or Governmental Body or regulatory authority shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and no Person shall have instituted an action or Proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the Contemplated Transactions or seeking damages with respect thereto.

7.06 No Claim Regarding Stock Ownership of JJMA Shares. Except to the extent that participants in the Seller are treated as beneficial owners under applicable Law, there must not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, JJMA, or (ii) is entitled to all or any portion of the JJMA Shares.

7.07 Employment Agreements. The Employment Agreements with Buyer shall have been executed by each of P. Thomas Diamant and Anthony Serro.

7.08 Certain Payments. JJMA shall have paid in full, and shall have delivered to Buyer evidence reasonably satisfactory to Buyer thereof, the following:

(a)	All fees and expenses of its investment bankers and attorneys, the Seller Trustee, legal and financial advisors to the Seller Trustee, and any other professional fees and expenses incurred in connection with the Contemplated Transactions.

(b)	All amounts that may become payable under the employment agreements between JJMA and P. Thomas Diamant, Anthony Serro and David Hanafourde that were in effect prior to the execution of this Agreement.

(c)	All amounts payable to Ronald d’Arcy under the redemption agreement dated as of July 23, 2004 between JJMA and Ronald d’Arcy.

7.09 Indebtedness. After making the payments described in Section 7.08, JJMA shall have no Indebtedness of any kind to any Person, other than trade payables incurred in the Ordinary Course of Business, and Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that all such Indebtedness has been paid in full and terminated and that all Liens with respect to any and all such Indebtedness have been released.

7.10 Termination of Existing Employment Agreements. Each of the employment agreements between JJMA and Thomas Diamant, Anthony Serro and David Hanafourde that were in effect prior to the execution of this Agreement shall have been terminated, and Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer thereof.

7.11 Exercise of Stock Options. The Option Holders shall have exercised all of the Vested Options and acquired the Option Exercise Shares.

7.12 JJMA ESOP and 401(K) Plan. Provided that Buyer has at its sole expense prepared and delivered to JJMA at least one (1) day prior to the Closing Date the form of amendments, merger documentation, and notice referred to below, each of the following documents must have been delivered to Buyer:

(a)	a certificate of an officer of JJMA, dated the Closing Date, setting forth resolutions of the board of directors of JJMA authorizing and directing the following, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date:

(i)	amendment of the JJMA ESOP and the John J. McMullen Associates, Inc. 401(k) Plan (the “JJMA 401(k) Plan”) to freeze participation in and accrual of benefits under the said plans effective on or before the Closing Date; and

(ii)	merger of the JJMA ESOP and the JJMA 401(k) Plan with and into the Buyer KSOP, effective as of the Closing Date;

(b)	a certificate of an officer of JJMA, dated the Closing Date, setting forth resolutions of the board of directors of JJMA authorizing and directing the following, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date:

(i)	transfer of assets of the JJMA ESOP to State Street Bank & Trust Company as a trustee of the Buyer KSOP as of the Closing Date;

(ii)	transfer of assets of the JJMA 401(k) Plan to the Buyer KSOP as soon administratively feasible, and the retention of Marshall & Isley Trust Company as custodian of the assets of the JJMA 401(k) Plan pending the complete transfer of assets to the Buyer KSOP;

(iii)	the JJMA ESOP Committee and Marshall & Isley Trust Company to take such actions as may be necessary or appropriate to carry out the foregoing; and

(iv)	deposit on or before the Closing Date of all accrued and unpaid contributions to the JJMA ESOP in the form of shares of stock of JJMA and to the JJMA 401(k) Plan, which have or will come due as of the Closing Date, including without limitation contributions for the plan year ended December 31, 2004;

(c)	a certificate of an officer of JJMA, dated the Closing Date, attesting to the forms of notices provided to JJMA employees in accordance with Sections 101(i) and 204(h) of ERISA, with copies of said notices made a part of the certificate; and

(d)	true, correct and complete copies, certified by an officer of JJMA and dated as of the Closing Date, of all documents that form the JJMA ESOP from and including the 2002 restatement thereof and all documents that form the JJMA 401(k) Plan from and including the 1997 restatement thereof.

ARTICLE 8

CONDITIONS PRECEDENT TO EQUITY PARTICIPANTS’ OBLIGATION TO CLOSE

The Equity Participants’ obligation to take the actions required to be taken by the Equity Participants at the Closing is subject to the satisfaction, at or prior to the Closing or such other date as set forth in this Agreement, of each of the following conditions:

8.01 No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to Buyer during the period from the date of this Agreement to the Closing.

8.02 Covenants. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

8.03 Consents.

(a)	All governmental, regulatory and other third party approvals and Consents required to be obtained by the Buyer in connection with the Contemplated Transactions, and otherwise referred to herein (if any), shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon any of the Contemplated Transactions.

(b)	Any Person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

8.04 Additional Documents. Each of the following documents must have been delivered to the Equity Participants:

(a)	(i) an opinion of Holland & Knight LLP, counsel to Buyer, dated the Closing Date, containing the opinions set forth on Exhibit K-1 hereto, (ii) an opinion of Seyfarth Shaw LLP, counsel to the Buyer KSOP, dated the Closing Date, containing the opinions set forth on Exhibit K-2 hereto and (iii) an opinion of Baker & McKenzie, counsel to Buyer, dated the Closing Date, containing the opinions set forth on Exhibit K-3 hereto;

(b)	a certificate of an officer of Buyer, dated the Closing Date, setting forth resolutions of the board of directors of Buyer authorizing the consummation of the Contemplated Transactions and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c)	certificates from the State of Delaware as to the good standing of the Buyer in such state;

(d)	a cross-receipt executed by Buyer, in a form reasonably satisfactory to the Buyer and the Equity Participants;

(e)	the Escrow Agreement executed by the Buyer and the Escrow Agent;

(f)	Non-Competition, Non-Solicitation, Non-Disparagement and Non-Disclosure Agreements substantially in the form of Exhibit H hereto, executed by Buyer;

(g) the Employment Agreements executed by Buyer;

(h)	such other endorsements, instruments or documents as may be reasonably necessary to carry out the Contemplated Transactions; and

(i)	a fairness opinion from Advanced Valuation Analytics, Ltd. stating that the Contemplated Transactions are fair to Seller.

8.05 No Proceedings. No court or Governmental Body or regulatory authority shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and no Person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the Contemplated Transactions or seeking damages with respect thereto.

8.06 No Claim Regarding Stock Ownership of Buyer Shares. There must not have been made or Threatened by any Person any claim asserting that such Person is entitled to all or any portion of the Buyer Shares.

8.07 Employment Agreements. The Equity Participants shall have received on or before the Closing Date Employment Agreements executed by P. Thomas Diamant and Anthony Serro.

8.08 Exercise of Stock Options. The Option Holders shall have exercised all of the Vested Options and acquired the Option Exercise Shares.

ARTICLE 9

TERMINATION

9.01 Termination Events. This Agreement may be terminated:

(a)	by Buyer if JJMA and/or any of the Equity Participants commits a material Breach of this Agreement and Buyer gives notice to JJMA and the Equity Participants prior to or at the Closing that a material Breach of any provision of this Agreement has been committed by JJMA and/or the Equity Participants and such Breach has not been waived, subject to the right of JJMA and the Equity Participants to cure the Breach within fourteen (14) days of having received written notice thereof;

(b)	by any of the Equity Participants if Buyer commits a material Breach of this Agreement and an Equity Participant gives notice to Buyer prior to or at the Closing that a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived, subject to the right of Buyer to cure the Breach within fourteen (14) days of having received written notice thereof;

(c)	(i) by an Equity Participant if such Equity Participant gives notice to Buyer prior to or at the Closing that a condition in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of JJMA and/or any Equity Participant to comply with its obligations under this Agreement) and the Equity Participants have not waived such condition on or before the Closing Date; or (ii) by Buyer if Buyer gives notice to the Equity Participants prior to or at the Closing that a condition in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

(d)	by mutual written consent of Buyer and the Equity Participants; or

(e)	by Buyer or any of the Equity Participants if the Closing has not occurred on or before May 1, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to a Party or Parties whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of any of the conditions specified in Section 7 or 8 that are required to have been satisfied prior to the Closing.

9.02 Effect of Termination. Each Party’s right of termination under Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 9.01 and 9.02 will survive; provided, however, that if this Agreement is terminated by a Party or Parties because of material Breach of the Agreement by the other Party or Parties or because one or more of the conditions to the terminating Party’s or Parties’ obligations under this Agreement is not satisfied as a result of the other Party’s or Parties’ failure to comply with its obligations under this Agreement, the terminating Party’s or Parties’ right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

INDEMNIFICATION

10.01 Survival. The representations and warranties made by Buyer, JJMA or the Equity Participants in this Agreement shall survive the Closing and shall expire three (3) years after the Closing Date.

10.02 Indemnification Provisions for the Benefit of Buyer

(a)	If (i) JJMA or any Equity Participant Breaches (A) any representation or warranty of JJMA and/or any Equity Participant contained in this Agreement (regardless of the Party making such representation or warranty) or (B) any covenant of JJMA and/or any Equity Participant contained in this Agreement, or (ii) any claim relating to Seller and/or the JJMA ESOP is made by any participant in the JJMA ESOP against JJMA or any of its Affiliates or any claim is made by the Seller Trustee for Adverse Consequences relating to claims made by any participants in the JJMA ESOP or any other third parties (an “ESOP Related Claim”), and if Buyer makes a written claim for indemnification within three (3) years from the Closing Date, then, subject to the limitations contained elsewhere in this Article 10, the SAR/Option Holders shall severally, in accordance with the following proportions: (x) P. Thomas Diamant, 40%, (y) Anthony Serro, 40%; and (z) David Hanafourde, 20%, indemnify and hold harmless Buyer and its shareholders, directors, officers, employees, agents, successors and assigns (the “Buyer Indemnitees”) from and against any Adverse Consequences that any such Buyer Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the Breach or ESOP Related Claim. Notwithstanding the foregoing, Buyer shall not be entitled to indemnification under this Section 10.02(a) for any consequential or punitive damages except with respect to claims brought by third parties against Buyer.

(b)	If Buyer is entitled to indemnification pursuant to Section 2.08(d) or Section 2.08(e) with respect to the determination of the Actual Net Working Capital or the Actual Supplemental Amount (a “Payment Adjustment Claim”), and if Buyer makes a written claim for indemnification within sixty (60) days from the Closing Date, then, subject to the limitations contained elsewhere in this Article 10, the Equity Participants shall severally in proportion to their Equity Proportions pay Buyer the amounts owed to Buyer pursuant to Sections 2.08(d) and 2.08(e).

(c)	Except with respect to (i) any Breach of a Seller Basket Exception, (ii) any Breach of any covenant of JJMA and/or the Equity Participants contained herein, (iii) any Breach of the representations and warranties made in Sections 3.11, 3.13 (only with respect to the portions of Section 3.13 pertaining to ERISA or the violation or non-compliance with any Law), 3.14(e), 3.33, 3.35 and/or 3.37(e) (the “Designated Representations”), or (iv) any ESOP Related Claim, the SAR/Option Holders shall not have any obligation to indemnify any Buyer Indemnitee under Section 10.02(a) unless the Adverse Consequences with respect thereto exceed $350,000 in the aggregate and $75,000 in each individual instance, in which case the SAR/Option Holders shall be required to indemnify the Buyer Indemnitees for all Adverse Consequences exceeding $350,000. With respect to any Breach of a Designated Representation, the SAR/Option Holders shall not have any obligation to indemnify any Buyer Indemnitee under Section 10.02(a) unless the Adverse Consequences with respect thereto exceed $100,000 in the aggregate, in which case the SAR/Option Holders shall be required to indemnify the Buyer Indemnitees for all Adverse Consequences exceeding $100,000 and regardless of claim amount. With respect to (i) any Breach of a Seller Basket Exception, (ii) any Breach of any covenant of JJMA and/or the Equity Participants contained herein or (iii) any ESOP Related Claim, the SAR/Option Holders shall be required to indemnify the Buyer Indemnitees for all Adverse Consequences from the first dollar and regardless of claim amount. With respect to any Payment Adjustment Claim, the Equity Participants shall be required to indemnify the Buyer from the first dollar and regardless of claim amount.

(d)	Notwithstanding the foregoing, the aggregate liability of all Equity Participants under Section 10.02(a) shall be limited to (i) $3,000,000 for claims for indemnification under Section 10.02(a) made by a Buyer Indemnitee prior to and including the first anniversary of the Closing Date (“Period 1 Buyer Claims”), (ii) $1,500,000 for claims for indemnification under Section 10.02(a) made by a Buyer Indemnitee after the first anniversary of the Closing Date and prior to an including the second anniversary of the Closing Date (“Period 2 Buyer Claims”) and (iii) $500,000 for claims for indemnification under Section 10.02(a) made by a Buyer Indemnitee after the second anniversary of the Closing Date and prior to and including the third anniversary of the Closing Date (“Period 3 Buyer Claims”); provided, however, that, subject to Section 10.06 hereof, in no event shall the aggregate liability of all Equity Participants under Section 10.02(a) exceed $3,500,000 regardless of when a claim for indemnification under Section 10.02(a) is made. Subject to Section 10.06 hereof, no Equity Participant shall have any liability for claims for indemnification made after the third anniversary of the Closing Date.

(e)	Notwithstanding any provision herein to the contrary, the aggregate liability of Seller under Section 10.02(b) shall be limited to $500,000 and shall be satisfied solely by the delivery of cash from the Escrow Fund pursuant to the terms of the Escrow Agreement.

(f)	Except with respect to Payment Adjustment Claims and as set forth in Section 11.17 hereof, the source of indemnification payments to satisfy claims for indemnification under this Section 10.02 shall be as follows: (i) with respect to Period 1 Buyer Claims, Buyer shall be entitled to offset against and recover from the SAR Termination Payments and the Hanafourde Holdback Amount, (ii) with respect to Period 2 Buyer Claims, Buyer shall be entitled to offset against and recover from SAR Termination Payments, the Diamant Non-Compete Payments, the Serro Non-Compete Payments and the Hanafourde Holdback Amount, and (iii) with respect to Period 3 Buyer Claims, Buyer shall be entitled to offset against and recover from the SAR Termination Payments and the Hanafourde Holdback Amounts. With respect to Payment Adjustment Claims, the SAR/Option Holders shall pay Buyer the full amount of such claims in cash by wire transfer within three (3) business days after the date on which the Actual Net Working Capital and the Actual Supplemental Amount are finally determined pursuant to Section 2.08(c), and the Buyer shall be entitled to recover from the Escrow Fund in accordance with the terms of the Escrow Agreement and Section 10.02(e) hereof.

(g)	The aggregate amount owed by the Equity Participants to Buyer for any claims for indemnification under Section 10.02(a) shall be reduced by the aggregate amount above $150,000, less Buyer’s reasonable costs of collection paid to third parties, collected by Buyer following the Closing Date under JJMA’s Teaming Agreement, dated August 29, 2001, with Resource Consultants, Inc. with respect to NAVSUP Solicitation No. N00140-01-R-3678.

10.03 Indemnification Provisions for the Benefit of Equity Participants

(a)	If Buyer Breaches any covenant, representation or warranty of Buyer contained in this Agreement, and if an Equity Participant makes a written claim for indemnification within three (3) years from the Closing Date, then, subject to the limitations contained elsewhere in this Article 10, Buyer shall indemnify and hold harmless the Equity Participants and their respective shareholders, directors, officers, employees, agents, successors and assigns (the “Equity Participant Indemnitees”) from and against any Adverse Consequences that any such Equity Participant Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the Breach. Notwithstanding the foregoing, the Equity Participants shall not be entitled to indemnification under this Section 10.03(a) for any consequential or punitive damages except with respect to claims brought by third parties against an Equity Participant.

(b)	Notwithstanding the foregoing, except with respect to a Breach of a Buyer Basket Exception or a covenant of Buyer contained in this Agreement, Buyer shall not have any obligation to indemnify any Equity Participant Indemnitee under Section 10.03(a) unless the Adverse Consequences with respect thereto exceed $350,000 in the aggregate and $75,000 in each individual instance, in which case it shall be required to indemnify the Equity Participant Indemnitees for all Adverse Consequences exceeding $350,000.

(c)	Notwithstanding the foregoing, the liability of Buyer under Section 10.03(a) shall be limited to (i) $3,000,000 for claims for indemnification under Section 10.03(a) made by an Equity Participant prior to and including the first anniversary of the Closing Date, (ii) $1,500,000 for claims for indemnification under Section 10.03(a) made by an Equity Participant after the first anniversary of the Closing Date and prior to and including the second anniversary of the Closing Date, and (iii) $500,000 for claims for indemnification under Section 10.03(a) made by an Equity Participant after the second anniversary of the Closing Date and prior to and including the third anniversary of the Closing Date; provided, however, that, subject to Section 10.06 hereof, in no event shall the aggregate liability of Buyer under Section 10.02(a) exceed $3,500,000 regardless of when a claim for indemnification under Section 10.03(a) is made. Subject to Section 10.06 hereof, Buyer shall not have any liability for claims for indemnification made after the third anniversary of the Closing Date.

(d)	Any payments to the Equity Participants by the Buyer pursuant to this Section 10.03 shall be made on a pro rata basis in accordance with the Equity Participants respective Equity Proportions. The terms of the documents governing the Seller, and of any plan or trust into which the Seller may subsequently be merged, shall provide that any payments by Buyer under Section 10.03(a) to the Seller (or its successor) shall be allocated among the participants thereof in the same proportion as the Seller Owned Shares held by the Seller were allocated immediately prior to the Closing Date.

10.04 Materiality. For purposes of Sections 10.02 and 10.03, a representation, warranty or covenant that is qualified by materiality (including without limitation by the terms “material,” “materially” or Material Adverse Effect) shall be deemed to have been Breached if the inaccuracy in such representation or warranty or the failure to comply with such covenant results in Adverse Consequences in an amount exceeding $75,000.

10.05 Third Party Claims.

(a)	If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)	Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)	So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.05(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)	In the event any of the conditions in Section 10.05(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 10.

10.06 No Waiver. The foregoing indemnification provisions in this Article 10 (including without limitation the provisions of Sections 10.01, 10.02(b) — (g) and 10.03(b) and (c)) do not (i) waive or affect any claims for fraud or willful misconduct to which Buyer or the Equity Participants may be entitled, or relieve or limit the liability of any Party from any liability arising out of or resulting from fraud or willful misconduct in connection with the Contemplated Transactions and (ii) waive or affect any equitable remedies to which a Party may be entitled.

10.07 No Right of Contribution. The SAR/Option Holders shall have no right to seek contribution from JJMA or Buyer with respect to all or any part of the SAR/Option Holders’ indemnification obligations under this Article 10.

ARTICLE 11

GENERAL PROVISIONS

11.01 Expenses. Each of Buyer, JJMA and the Equity Participants will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) JJMA will bear all of the costs and expenses of the Equity Participants (including all of their legal fees and expenses) incurred prior to or upon the Closing in connection with this Agreement and the Contemplated Transactions (other than any income Tax on any gain resulting from the sale of the JJMA Shares hereunder) in the event that the Contemplated Transactions are consummated; provided such costs and expenses are paid prior to or at the Closing and if not so paid, such costs and expenses shall be borne by the Equity Participants by a reduction of the Supplemental Amount, (ii) the fees of any filing made under the HSR Act shall be borne by Buyer, and (iii) the fees of the Escrow Agent shall be borne one-half by Buyer and one-half by JJMA. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions (including any transfer tax and any similar Tax imposed in other states or subdivisions), shall be paid by JJMA when due, and JJMA will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.02 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and the Equity Participants mutually determine, unless otherwise required by applicable Law. Unless consented to by Buyer in advance or required by Law, prior to the Closing the Equity Participants shall, and shall cause JJMA to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Unless consented to by the Equity Participants in advance or required by Law, prior to the Closing Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Buyer and the Equity Participants will consult with each other concerning the means by which JJMA’s employees, customers, and suppliers and others having dealings with JJMA will be informed of the Contemplated Transactions.

11.03 Confidentiality.

(a)	Following the Closing the Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another Party any written, oral, or other information obtained in confidence from another Party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, or (ii) such Party is required to disclose such information by Law or in order to enforce the terms of this Agreement, in which case such Party will give the applicable Party or Parties advance notice so as to facilitate seeking a protective order or take other reasonable actions to preserve the confidentiality of such information. The Confidentiality Agreement, dated April 21, 2004, between Buyer and JJMA (the “Confidentiality Agreement”) shall continue to apply in full force and effect in accordance with the terms thereof until the Closing, whereupon such Confidentiality Agreement shall terminate.

(b)	If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other applicable Party or Parties may reasonably request. Whether or not the Closing takes place, the Equity Participants waive, and will upon Buyer’s request cause JJMA to waive, any cause of action, right, or claim arising out of the access of Buyer or its Representatives to any trade secrets or other confidential information of JJMA except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

11.04 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

JJMA:	John J. McMullen Associates, Inc.
70 Wood Avenue, South
Third Floor
Iselin, NJ 08830
Attention: Anthony Serro
Tel: 732-767-5600
Fax: 732-767-5650
with a copy to:	McDermott, Will & Emery LLP
600 13th St. NW
Washington, DC 20005
Attention: Luis Granados, Esq.
Tel: 202-756-8341
Fax: 202-756-8087
Seller/Seller Trustee	John J. McMullen, Inc. Employee Stock
Ownership Trust	c/o Marshall and Ilsley Trust Company, N.A.
1000 N. Water Street
12th Floor
Milwaukee, WI 53202
Attention: Forrest Dupre
Tel: 414-287-7270
Fax: 414-287-7125
with a copy to:	Michael Wieber, Esq.
c/o Marshall and Ilsley Trust Company, N.A.
1000 N. Water Street
12th Floor
Milwaukee, WI 53202
Tel: 414-287-7122
Fax: 414-287-7125
Equity Participant Representative:	Anthony Serro
5 Doreen Court
Edison, New Jersey 08820
Tel: 732- 494-6780
Buyer:	Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
Attention: James Fontana, Esq.
Tel: 703-369-3499
Fax: 703-734-6901
with a copy to:	Holland & Knight LLP

2099 Pennsylvania Avenue, NW
Suite 100
Washington, DC 20006
Attention: William J. Mutryn, Esq.
Tel: 202-955-3000
Fax: 202-955-5564

11.05 Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Buyer on the one hand and Seller and the Option Holders on the other hand shall each provide such information as is in their possession to provide adequate assurances that Buyer will acquire good title to the JJMA Shares and Seller will acquire good title to the Buyer Shares, respectively, at Closing, free and clear of all Encumbrances and all other claims or contests (potential or otherwise).

11.06 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, except as provided in this Agreement, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party waiving such claim or right; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.07 Entire Agreement and Modification. This Agreement supersedes all prior agreements (other than as provided in Section 11.03 with respect to the Confidentiality Agreement) among the Parties with respect to its subject matter, including the Letter of Intent by and among Buyer, JJMA, P. Thomas Diamant and Anthony Serro dated January 11, 2005, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

11.08 Disclosure Schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in the Buyer or JJMA Disclosure Schedules (other than an exception to a representation or warranty contained herein explicitly contemplated by such representation or warranty to be set forth on the Buyer or JJMA Disclosure Schedules), the statements in the body of this Agreement will control.

11.09 Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary or Affiliate of Buyer; provided that, in the event of such assignment, Buyer shall remain liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, legal representatives, and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement (and the Buyer Indemnitees and Equity Participant Indemnitees as set forth in Article Ten hereof) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as set forth in Article Ten with respect to the rights of the Buyer Indemnities and the Equity Participant Indemnitees, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors, legal representatives, and assigns.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Article and Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 Governing Law and Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. The Parties hereto waive trial by jury on all issues.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16 Equity Participant Representative.

(a) By the execution and delivery of this Agreement, each Equity Participant hereby irrevocably constitutes and appoints Anthony Serro as the true and lawful agent and attorney-in-fact (the “Equity Participant Representative”) of such Equity Participant, with full powers of substitution to act in the name, place and stead of the Equity Participants, with respect to the performance on behalf of the Equity Participants following the Closing under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Equity Participants, as the Equity Participant Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

(i) to act for the Equity Participants under the Escrow Agreement; and

(ii) to act for the Equity Participants with respect to the determination of Actual Net Working Capital and the Actual Supplemental Amount pursuant to Section 2.08 hereof

(iii) to act for the Equity Participants with respect to efforts to obtain Unobtained Lease Consents following the Closing pursuant to Section 11.17 hereof;

(iv) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Equity Participant Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Equity Participant Representative and to rely on their advice and counsel;

(v) to incur expenses (to be paid by the Equity Participants), including fees of attorneys, accountants, bankers, and other professional advisors incurred following the Closing related to the Contemplated Transactions, and any other fees and expenses allocable or in any way relating to such Contemplated Transactions; and

(vi) to do or refrain from doing any further act or deed on behalf of the Stockholders and the holders of the Options, if any, which the Equity Participant Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Equity Participants, could do if personally present and acting.

(b) The appointment of the Equity Participant Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Equity Participant Representative as the acts of the Equity Participants, if any, hereunder appointing the Equity Participant Representative in all matters referred to in this Agreement. Each of the Equity Participants appointing the Equity Participant Representative hereby ratifies and confirms all that the Equity Participant Representative shall do or cause to be done by virtue of such Equity Participant Representative’s appointment as Equity Participant Representative of the Equity Participants. The Equity Participant Representative shall act for the Equity Participants appointing the Equity Participant Representative on all of the matters set forth in this Agreement in the manner the Equity Participant Representative believes to be in the best interest of the Equity Participants, but the Equity Participant shall not be responsible to the Equity Participants for any loss or damage that the Equity Participants may suffer by reason of the performance by the Equity Participant Representative of such Equity Participant Representative’s duties under this Agreement, other than loss or damage arising from the gross negligence, willful misconduct or fraud in the performance of such Equity Participant Representative’s duties under this Agreement.

(c) The Equity Participants do hereby jointly and severally agree to indemnify and hold the Equity Participant Representative harmless from and against any and all Adverse Consequences (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Equity Participant Representative’s duties under this Agreement, except for any such liability arising out of the gross negligence, willful misconduct or fraud of the Equity Participant Representative.

(d) Each Equity Participant hereby waives any and all claims against Buyer and JJMA based upon the actual or alleged lack of authorization by such Equity Participant of the actions of the Equity Participant Representative in reliance on the authority of the Equity Participant Representative hereunder.

11.17 Unobtained Lease Consents. Following the Closing, Buyer shall use its reasonable best efforts to obtain all Unobtained Lease Consents. In the event that it is reasonably likely that Buyer will suffer Adverse Consequences with respect to such Unobtained Lease Consents, Buyer shall notify the Equity Participant Representative within two (2) business days of the date such Adverse Consequences become reasonably likely, and shall permit the Equity Participant Representative to participate in the efforts to obtain such Unobtained Lease Consents. In the event that Buyer suffers any Adverse Consequences with respect to any Unobtained Lease Consents prior to the date on which any payment is made to the Equity Participants under Section 2.08(e)(i) hereof, Buyer shall set-off the amount of such Adverse Consequences against such payment, and the balance of such Adverse Consequences, if any, shall be paid to Buyer in accordance with Section 10.02 hereof.

(This space left blank intentionally.)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ALION SCIENCE AND TECHNOLOGY JOHN J. McMULLEN ASSOCIATES,
CORPORATION	INC.
By: /s/ John M. Hughes	By: /s/ P. Thomas Diamant

John M. Hughes Its: Senior Vice President and Chief Financial Officer	P. Thomas Diamant Its: President

MARSHALL & ILSLEY TRUST COMPANY N.A. (AS SUCCESSOR IN INTEREST TO MARSHALL & ILSLEY TRUST COMPANY OF ARIZONA),
AS TRUSTEE OF THE JOHN J. McMULLEN ASSOCIATES, INC.
EMPLOYEE STOCK OWNERSHIP TRUST

By: /s/ Forrest Dupre

Forrest Dupre Its: Vice President

SAR/OPTION HOLDERS:

By: /s/ P. Thomas Diamant
Name: P. Thomas Diamant

By: /s/ Anthony Serro
Name: Anthony Serro

By:/s/ David Hanafourde
Name: David Hanafourde

TABLE OF CONTENTS

Page

EXECUTION VERSION
STOCK PURCHASE AGREEMENT
RECITALS
AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE OF STOCK; CLOSING
2.01 2.02 2.03 2.04 2.05 2.06 2.07 2.08 2.09	Sale and Purchase of Shares.
Payments to Seller and Option Holders.
Cancellation and Payment for SARs
Closing Purchase Price Certificate
Closing.
Closing Obligations.
Buyer KSOP.
JJMA Net Working Capital and Supplemental Amount.
Establishment of Escrow Fund

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF JJMA AND SELLER
3.01 3.02 3.03 3.04 3.05 3.06 3.07 3.08 3.09 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19 3.20 3.21 3.22 3.23 3.24 3.25 3.26 3.27 3.28 3.29 3.30 3.31 3.32 3.33 3.34 3.35 3.36	Organization and Good Standing.
Authority; No Conflict.
Ownership.
Financial Statements.
Books and Records.
Title to and Sufficiency of Assets; Encumbrances.
Condition of Assets.
Accounts Receivable.
Brokers or Finders.
No Undisclosed Liabilities.
Taxes.
No Material Adverse Effect.
Employee Benefits.
Compliance with Law; Governmental Authorizations.
Legal Proceedings; Orders.
Absence of Certain Changes and Events.
Contracts; No Defaults.
Insurance.
Environmental and Maritime Matters.
Employees and Contractors.
Intellectual Property.
Certain Payments.
Relationships with Related Persons.
No Subsidiaries.
Investment Intent and Accredited Investor.
Insolvency Proceedings.
No Other Agreement To Sell.
Bank Accounts.
Suppliers and Customers.
Disclosure.
Organizational Conflicts of Interest. To the Knowledge of JJMA, in
Government Audits.
Export/Import Compliance
Government Contracts.
Defense Articles, Defense Services and Technical Data
JJMA ESOP

3.37	Certain International Business Practices and International Trade Laws and Regulations.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
4.01 4.02 4.03 4.04 4.05 4.06 4.07 4.08 4.09 4.10 4.11 4.12 4.13 4.14	Organization and Good Standing.
Authority; No Conflict.
Capitalization.
Brokers or Finders.
Taxes.
No Material Adverse Effect.
Employee Benefits.
Compliance with Law; Governmental Authorizations.
Legal Proceedings; Orders.
Investment Intent and Accredited Investor.
Reports and Financial Statements.
Absence of Certain Changes and Events.
No Undisclosed Liabilities.
Contracts; No Defaults

ARTICLE 5 COVENANTS OF JJMA AND THE EQUITY PARTICIPANTS PRIOR TO CLOSING DATE

5.01 5.02 5.03 5.04 5.05 5.06	Access and Investigation. Operation of the Business of JJMA. Negative Covenants. Required Approvals. Notification. No Negotiation.

ARTICLE 6 COVENANTS OF BUYER PRIOR TO CLOSING DATE
6.01 6.02 6.03 6.04 6.05	Access and Investigation. Disclosure Regarding Operation of the Business of Buyer and its Subsidiaries. Required Approvals. Notification. Best Efforts.

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
7.01 7.02 7.03 7.04 7.05 7.06 7.07 7.08 7.09 7.10 7.11 7.12	No Material Adverse Effect
Covenants.
Consents.
Additional Documents.
No Proceedings.
No Claim Regarding Stock Ownership of JJMA Shares.
Employment Agreements.
Certain Payments.
Indebtedness.
Termination of Existing Employment Agreements.
Exercise of Stock Options.
JJMA ESOP and 401(K) Plan.

ARTICLE 8 CONDITIONS PRECEDENT TO EQUITY PARTICIPANTS’ OBLIGATION TO CLOSE

8.01 8.02 8.03 8.04 8.05 8.06 8.07 8.08	No Material Adverse Effect Covenants. Consents. Additional Documents. No Proceedings. No Claim Regarding Stock Ownership of Buyer Shares. Employment Agreements. Exercise of Stock Options

ARTICLE 9 TERMINATION
9.01 9.02	Termination Events. Effect of Termination.

ARTICLE 10 INDEMNIFICATION
10.01 10.02 10.03 10.04 10.05 10.06 10.07	Survival. Indemnification Provisions for the Benefit of Buyer Indemnification Provisions for the Benefit of Equity Participants Materiality Third Party Claims. No Waiver. No Right of Contribution.

ARTICLE 11 GENERAL PROVISIONS
11.01 11.02 11.03 11.04 11.05 11.06 11.07 11.08 11.09 11.10 11.11 11.12 11.13 11.14 11.15 11.16 11.17	Expenses.
Public Announcements.
Confidentiality.
Notices.
Further Assurances.
Waiver.
Entire Agreement and Modification.
Disclosure Schedules.
Assignments, Successors, and No Third-Party Rights.
Severability.
Article and Section Headings, Construction.
Time of Essence.
Governing Law and Jurisdiction; Waiver of Jury Trial.
Counterparts.
Incorporation of Exhibits and Schedules.
Equity Participant Representative.
Unobtained Lease Consents.

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F-1 Exhibit F-2	Buyer Disclosure Schedules
Equity Proportions of Equity Participants
Form of Escrow Agreement
JJMA Disclosure Schedules
Form of Rights Termination Agreement
Form of Diamant Employment Agreement
Form of Serro Employment Agreement

Exhibit G-1 Opinions to be rendered by McDermott, Will & Emery LLP, counsel to JJMA
Exhibit G-2 Opinions to be rendered by counsel to Seller
Exhibit H Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

Exhibit I Exhibit J-1 Exhibit J-2 Exhibit J-3 Exhibit K-1 Exhibit K-2 Exhibit K-3 Exhibit L	Form of Retention Agreement
Form of Diamant/Serro Release
Form of Hanafourde Release
Form of d’Arcy Release
Opinions to be rendered by Holland & Knight LLP, counsel to Buyer
Opinions to be rendered by Seyfarth Shaw LLP, counsel to Buyer KSOP
Opinions to be rendered by Baker & McKenzie, counsel to Buyer
Weighted SAR Shares